Exhibit 10.1

LEASE AGREEMENT

Between

LS BIOTECH EIGHT, LLC, as Landlord

And

ADITX THERAPEUTICS, INC., as Tenant

Property:

737 N. 5th Street

Richmond, Virginia

i

30.	Defaults and Remedies	26
31.	Brokers	28
32.	Definition of Landlord	28
33.	Limitation of Landlord’s Liability	28
34.	Joint and Several Obligations	28
35.	Representations	28
36.	Confidentiality	29
37.	Notices	29
38.	Miscellaneous	29

Exhibits and Riders:

Exhibit A-1	The Land
Exhibit A-2	The Premises
Exhibit B	Work Letter
Exhibit B-1	Tenant Work Insurance Schedule
Exhibit B-2	Construction Rules
Exhibit C	Acknowledgment of Commencement Date and Term Expiration Date
Exhibit D	Intentionally Omitted
Exhibit E	List of Additional Insured and Indemnitees
Exhibit F	Rules and Regulations
Exhibit G	Reserved
Exhibit H	Tenant’s Insurance Requirements
Exhibit I	Operating Expense Defined
Exhibit J	HazMat Rules

ii

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is executed as of May 4, 2021 (the “Effective Date”) by and between LS BIOTECH EIGHT, LLC, a Delaware limited liability company (“Landlord”), and ADITX THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

A.  WHEREAS, Landlord owns or leases certain real property described on Exhibit A-1 attached hereto (the “Land”), which Land consists of a city block bounded by North 5th Street, East Jackson Street, Navy Hill Drive and I-95, and the improvements now or hereafter to be constructed on the Land including the three (3) office/research/laboratory buildings located at 737 N. 5th Street, Richmond, Virginia 23219, comprised of (i) the “Original Building” which is bordered by N. 5th Street and I-95, (ii) the “Southern Building” which is bordered by N. 5th Street and East Jackson Street, and (iii) the “Eastern Building” which is bordered by East Jackson Street and Navy Hill Drive (the Original Building, Southern Building and Eastern Building collectively referred to hereinafter as the “Building”), and the appurtenances related thereto, including, without limitation, the structured parking garage (the “Garage”) located on the Land (collectively, the “Property”).

B.  WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises located on the 2nd floor of the Original Building, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW THEREFORE, that in consideration of the rents, covenants and conditions herein set forth, Landlord and Tenant agree as follows:

1.	Lease of Premises.

1.1  Premises. Tenant hereby leases from Landlord the premises outlined on the floor plans attached hereto as Exhibit A-2 (the “Premises”) consisting of approximately twenty-five thousand (25,000) square feet of Rentable Area (defined below) on the 2nd floor of the Original Building.

1.2  Common Areas. All portions of the Property that are for the non-exclusive use of the tenants of the Building, such as service corridors, stairways, elevators, public restrooms, public lobbies, landscaped areas and patio areas are hereinafter referred to as “Common Area.”

2.  Basic Lease Provisions. The following Summary of Terms are made a part of this Lease, but the provisions of this Lease addressing such matters in detail shall control over any inconsistent provisions in the Summary of Terms.

2.1  Rentable Area and “Tenant’s Pro Rata Share” are subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Effective Date)
Approximate Rentable Area of Premises*	25,000 square feet
Approximate Rentable Area of Building*	261,823 square feet
Tenant’s Pro Rata Share of Building*	9.55%
* Subject to adjustment based upon the Rentable Area of the Premises (and Rentable Area of the Building, as applicable) as of the Commencement Date.

2.2  TERM: Sixty-three (63) months from the Commencement Date plus, if the Commencement Date is not the first day of the month, the partial month containing the Commencement Date (the “Initial Term”), as the same may be extended pursuant to Section 38.20 of this Lease.

2.3  BASE RENT. Initial monthly and initial annual installments of Base Rent for the Premises (“Base Rent”) as of the Commencement Date, subject to adjustment under this Lease (including, without limitation, as increased as a result of the use of the Additional TI Allowance (defined below), if any):

Time Period	Square Feet of Rentable Area*	Initial Base Rent per Square Foot of Rentable Area*	Initial Monthly Base Rent*	Initial Annual Base Rent*
1st Lease Year	25,000	$25.50 annually	$53,125.00	$637,500.00
* Subject to adjustment based upon the Rentable Area of the Premises as of the Commencement Date.

Notwithstanding the foregoing and provided Tenant is not otherwise in default under this Lease, the Base Rent (but not any Additional Rent) shall be abated for the first three (3) calendar months following the Commencement Date. Upon the occurrence of any monetary default by Tenant under this Lease, which continues beyond any applicable cure period (if any), during the Initial Term, the abatement of Base Rent provided herein shall automatically and forever terminate, and Tenant shall be required to pay the full Base Rent provided herein without any abatement whatsoever.

Base Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. The first such adjustment shall become effective on the first (1st) day of the second (2nd) Lease Year and subsequent adjustments shall become effective on the first (1st) day of each Lease Year thereafter for so long as this Lease continues in effect.

2.4  Intentionally Omitted.

2.5  Intentionally Omitted.

2.6  SECURITY DEPOSIT: Three (3) months of Base Rent in the aggregate amount of $159,375.00.

2.7  LANDLORD’S BROKER: Jones Lang LaSalle Brokerage, Inc. (“Landlord’s Broker”)

2.8  TENANT’S BROKER: None.

2.9  GUARANTOR: None.

2.10  TI ALLOWANCE: not to exceed Three Hundred Seventy-Five Thousand Dollars ($375,000.00) based upon Fifteen Dollars ($15.00) per square foot of Rentable Area of the Premises and subject to revision to reflect the actual Rentable Area of the Premises as of the Commencement Date.

2.11  Intentionally Omitted.

2.12 Intentionally Omitted.

2.13  PERMITTED USE: Solely for office, general research and development, and clinical laboratory use in conformity with all federal, state, municipal and local zoning and other laws, codes, ordinances, rules and regulations of every federal, state, regional, local or municipal governmental authority, agency or subdivision (“Governmental Authority”), the CC&Rs, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations and mandatory energy, water or other conservation controls (“Applicable Laws”).

2.14  LANDLORD’S PROJECT MANAGEMENT FEE: For management, supervision and/or review of the Tenant Improvements, an amount equal to the actual costs incurred by Landlord in connection with reviewing the plans for the Tenant Improvements.

2.15  ADDRESS FOR RENT PAYMENTS: Tenant shall deliver payments to Landlord at the address set forth below, provided that Landlord may change this payment address at any time by providing written notice to Tenant pursuant to Article 37 (if such notice is provided less than fifteen (15) days prior to the due date of any payment hereunder, Tenant shall not be penalized in the event that its payment on such due date is delivered to the previous address for payments):

LS BioTech Eight, LLC

PO Box 742736

Atlanta, GA 30374-2736

2.16  ADDRESS FOR NOTICES TO LANDLORD:

LS BioTech Eight, LLC

c/o Ventas, Inc.

353 North Clark Street, Suite 3300

Chicago, Illinois 60654

Attn:  Asset Management (Life Sciences)

Phone:  (312) 660-3800

Email:  james.mendelson@ventasreit.com

With a copy to:	LS BioTech Eight, LLC

c/o Wexford Asset Management, LLC

801 West Baltimore Street, Suite 505

Baltimore, Maryland 21201

Attn: Senior Vice President, Asset Management

E-mail: mark.korczakowski@wexfordscitech.com

and

Attn: General Counsel

Email: danielle.howarth@wexfordscitech.com

And with a copy to:	LS BioTech Eight, LLC

c/o Ventas, Inc.

353 North Clark Street, Suite 3300

Chicago, Illinois 60654

Attn:  Legal Department

Phone:  (312) 660-3800

Email:  bberman@ventasreit.com

2.17 ADDRESS FOR NOTICES TO TENANT:	Aditx Therapeutics, Inc.

2569 Wyandotte St., Suite 101

Mountain View, California 94043

Attn: Amro Albanna, CEO

Phone: 650-870-1200

Email: aalbanna@aditxt.com

And with a copy to:	Hirschler Fleischer

725 Jackson Street, Suite 200

Fredericksburg, Virginia 22401

Attn: Carrie H. O’Malley, Esq.

Phone: (540) 604-2109

E-mail: comalley@hirschlerlaw.com

2.18 ADDRESS FOR INVOICES TO TENANT:	Aditx Therapeutics, Inc.

2569 Wyandotte St., Suite 101

Mountain View, California 94043

If sent via email only:	accounting@aditxt.com
With a copy to:	operations@aditxt.com

3.	Term.

3.1  This Lease shall be effective from the Effective Date, and the term of this Lease (the “Term”) shall commence upon the actual Commencement Date, continue for the time period set forth in Section 2.2 above, and expire at the end of such time period (the “Term Expiration Date”), unless sooner terminated or extended as provided herein.

3.2  “Lease Year” as used herein shall mean (a) each and every consecutive twelve (12) month period during the Term of this Lease, or (b) in the event of Lease expiration or termination, the period between the last complete Lease Year and said expiration or termination. The first such twelve (12) month period shall commence on the Commencement Date. If the Commencement Date is any day other than the first day of the month, the first Lease Year shall include the partial month in which the Commencement Date occurs and the next consecutive twelve (12) months.

4.	Possession and Commencement Date.

4.1 The “Commencement Date” shall be the date on which Landlord delivers possession of the Premises to Tenant. Tenant shall be permitted to access the Premises after the Effective Date and prior to the Commencement Date, with a representative of Landlord, to view the Premises for purposes of planning and preparation for the Tenant Improvements; provided that, (i) in the event Landlord delivers possession of the Premises to Tenant prior to Tenant exercising its right under this sentence, this sentence shall not be construed to delay the Commencement Date, (ii) Tenant shall have complied with the requirements of Section 4.5 of this Lease prior to such early entry, and (iii) Tenant shall not, under any circumstances, be permitted to begin the Tenant Improvements or any other construction prior to the Commencement Date, except as otherwise agreed by Landlord in writing. Upon request by Landlord and delivery to Tenant of an unexecuted, but completed, copy of the form attached hereto as Exhibit C, Tenant shall execute and deliver to Landlord written acknowledgment of the actual Commencement Date and the Term Expiration Date within fifteen (15) days after such request. Failure to do so, or failure by Tenant to obtain validation by the Food and Drug Administration, any medical review board, health department or other similar governmental licensing necessary for the operation of the Premises for the Permitted Use by Tenant, shall not serve to extend the Commencement Date.

4.2 Tenant shall cause the work described in the Work Letter attached hereto as Exhibit B (the “Work Letter”) to be constructed in the Premises pursuant to the Work Letter (the “Tenant Improvements”) at a cost to Landlord not to exceed the TI Allowance. Tenant has retained James River Electric, Inc. (“JE”) to advise Tenant with respect to the design and construction of the Tenant Improvements and to manage the completion thereof. The TI Allowance may be applied to the costs of (m) construction, (n) Landlord’s Project Management Fee, (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, including, without limitation, JE, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (p) test fit plan(s), space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Tenant Improvements, (r) costs of builders risk and other insurance and bonds required in connection with the construction of the Tenant Improvements, and (s) costs and expenses for labor, material, equipment and fixtures, whether or not such costs are incurred prior to the Effective Date (the “Total Construction Costs”). In no event shall the TI Allowance be used for (u) the cost of work that is not authorized by the Approved Plans (defined below) or otherwise approved in writing by Landlord, (v) payment of moving expenses, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, information technology equipment, audio-visual equipment, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

4.3. Tenant shall have until the date that is twenty-four (24) months after the Commencement Date (the “TI Deadline”), to expend and request from Landlord any unused portion of the TI Allowance (up to the maximum amount set forth in Section 2.10), after which date Landlord’s obligation to fund such costs shall expire. Notwithstanding anything to the contrary in this Lease or the Work Letter, Landlord shall not be required to disburse more than Two Hundred Sixty-Nine Thousand Dollars ($269,000.00) of the TI Allowance in the twelve (12) month period following the Commencement Date.

4.4. Intentionally Omitted.

4.5. Prior to entering upon the Premises, Tenant shall have furnished to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 22 and the Work Letter are in effect and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent and Tenant’s Pro Rata Share of Operating Expenses. Prior to commencing construction of the Tenant Improvements, (a) Landlord shall have approved Tenant’s construction drawings for the Tenant Improvements, and (b) Tenant shall have delivered to Landlord a copy of the building permit and all other permits needed for the construction of the Tenant Improvements.

4.6. Tenant shall select, subject to Landlord’s written approval, the architect, engineer, consultants, general contractor, major subcontractors, material suppliers and any design professionals, and Landlord, at its election, may participate in and/or review the competitive bid process. Landlord has approved Tenant’s retention of JE. Landlord may refuse to permit Tenant to use any architects, engineers, consultants, general contractor, major subcontractors, material suppliers and any design professionals that Landlord reasonably believes are not financially credit worthy given the expected cost of the Tenant Improvements, are not sufficiently experienced in performing work in the nature of the Tenant Improvements or that could cause labor disharmony.

4.7. There are three (3) existing submeters in the Premises (the “Existing Meters”). As part of the Tenant Improvements, Tenant shall install temporary meters for all water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, to the extent not already measured by the Existing Meters. Tenant shall pay all such utility charges, together with any fees, surcharges and taxes thereon from and after the Commencement Date.

5.  Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Property, or with respect to the suitability of the Premises, the Building or the Property for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Commencement Date or, if Tenant is performing the Tenant Improvements, as of the date that Tenant is permitted to enter the Premises, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except with respect to (w) any obligations of Landlord specifically set forth in Article 4 and the Work Letter, (x) payment of the TI Allowance, (y) the removal of two (2) freezers located in the Premises, which freezers shall be removed as soon as is reasonably practicable after the Effective Date, and (z) making necessary repairs to the generator that serves the Premises to ensure that it is in good working condition, which repairs shall be made as soon as is reasonably practicable after the Effective Date. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Building and the Property were at such time in good, sanitary and satisfactory condition and repair.

6.  Rentable Area. The term “Rentable Area” shall mean the rentable square footage as calculated by Landlord’s architect (and as reduced to exclude any below grade space not used for normal office or laboratory use), using the BOMA 2017 Office Standard (ANSI/BOMA Z65.1-2017 Method A (legacy method)), as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect changes to the Premises, the Building or the Property, as applicable. Review of allocations of Rentable Areas as between tenants of the Building shall be made as frequently as Landlord deems appropriate, including in order to facilitate an equitable apportionment of Operating Expenses and among retail and non-retail uses. If such review is by a licensed architect and allocations are certified by such licensed architect as being correct, then Tenant shall be bound by such certifications. Landlord shall provide a copy of the most-recent certification to Tenant promptly after the Commencement Date.

7.	Rent.

7.1  Tenant shall pay to Landlord the annual rental amount (the “Base Rent”) set forth in Section 2.3. Base Rent shall be paid in equal monthly installments on or before the first day of each month, in advance, commencing upon the Commencement Date and continuing through the last calendar month which falls within the Term. If the Commencement Date is not the first day of a calendar month, then the Base Rent due for such first month of the Term shall be prorated based upon the number of days in that month in which the Commencement Date falls.

7.2 The payment of Base Rent and Additional Rent (herein, Base Rent, Additional Rent and any other sums due from Tenant to Landlord under this Lease are collectively referred to as “Rent”) shall be made in lawful money of the United States of America and made payable to Landlord or such other person and at such place as Landlord shall designate in writing (pursuant to the notice requirements of Article 37 of this Lease) from time to time. Landlord may at any time during the Term require that Tenant pay Rent electronically through Landlord’s banking institution via e-check payments, ACH payments, automatic debits from Tenant’s bank account or such other method as Landlord may require. Tenant’s obligation to pay Rent is independent of any obligation of Landlord hereunder and shall be paid without abatement, reduction, demand or set-off, except as otherwise specifically provided herein.

7.3 In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) from and after the Commencement Date, Tenant’s Pro Rata Share of Operating Expenses, and (b) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, but not limited to, indemnification payments, and any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure period.

7.4 Notwithstanding anything in this Lease to the contrary, if any payment of Rent is more than five (5) days past due, Tenant shall pay to Landlord on demand an administrative charge equal to five percent (5%) of such past due amount. In addition, any Rent payment more than thirty (30) days past due shall accrue interest from the due date at the rate (the “Default Rate”) of 12% per annum (or the highest lawful rate allowable if less than 12%) until paid in full, and Tenant shall pay to Landlord on demand said interest.

8.	Operating Expenses.

8.1

(a)  Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, at the same time as it is required to make payment of Base Rent, an amount equal to Tenant’s Pro Rata Share of Operating Expenses attributable to the Property for any full or partial calendar year during the Term. “Operating Expenses” are defined in Exhibit I hereto.

(b)  Notwithstanding anything herein to the contrary, if Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to any other tenant or tenants, then Tenant’s Pro Rata Share of such item of Operating Expenses shall be determined by dividing (i) the Rentable Area of the Premises, by (ii) the Rentable Area of the Building reduced by the Rentable Area of those tenants for whom Landlord does not provide such work or service. If Tenant is the sole party to whom Landlord provides the service, Tenant shall pay to Landlord the entire cost of such service.

8.2  Prior to the commencement of each calendar year and from time to time during any calendar year, Landlord may notify Tenant as to monthly installments on account of Tenant’s Pro Rata Share of Operating Expenses payable by Tenant based on Landlord’s reasonable estimate of each of Operating Expenses for such calendar year. On the later of the first day of the next calendar month or fifteen (15) days after Landlord’s notice of any increase in such installments, Tenant shall pay to Landlord (in addition to the revised monthly estimate) a lump sum payment in an amount equal to the difference between the prior monthly estimate and the revised monthly estimate for each month of the calendar year for which Rent has already been paid so that, at the end of the calendar year, Tenant’s total payments for the calendar year will equal Landlord’s revised estimate of Tenant’s Pro Rata Share of Operating Expenses. Operating Expenses for the first calendar year in which the Term falls (if the Commencement Date is other than January 1) and the last calendar year in which the Term falls (if the Term ends on a date other than December 31) shall be prorated based upon the number of days in the Term falling within the calendar year in question.

8.3  After Landlord shall have ascertained the actual amount of Operating Expenses for the prior calendar year, Landlord shall notify Tenant as to the amount of such Operating Expenses and the Tenant’s Pro Rata Share thereof (an “Annual Additional Rent Notice”). If the Additional Rent actually due on account of Operating Expenses exceeds the total estimated payments made by Tenant on account of Operating Expenses thereof for such calendar year, then Tenant shall pay Landlord the full amount of any such deficiency within 30 days after receiving the Annual Additional Rent Notice. If the Additional Rent actually due is less than the total estimated payments made by Tenant on account of Operating Expenses for such calendar year, then Landlord shall, at its option, credit any such excess to Rent next owing by Tenant or refund such excess to Tenant.

8.4  Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce results substantially consistent with Landlord’s then-current practice at the Property. For example, as the Building may contain both retail and office components, certain Operating Expenses (including, but not limited to, systems that may serve such components disproportionately) may be allocated by Landlord disproportionately between such components. Landlord or an affiliate(s) of Landlord may own or lease other property(ies) adjacent to or near the Property (collectively, “Neighboring Properties”). In connection with Landlord performing services for the Property pursuant to this Lease, similar services may be performed by the same vendor(s) for the Neighboring Properties or aggregate costs may be incurred for the Property and the Neighboring Properties. In such a case, Landlord may reasonably allocate to the Property such costs based upon the ratio that the rentable square footage of the Building (as applicable) bears to the total rentable square footage of all buildings within the Neighboring Properties and the Property for which the services are performed or the costs incurred, unless the scope of the services performed for any building or property (including the Building) is disproportionately more or less than for others, in which case Landlord shall equitably allocate the costs based on the scope of the services being performed for each building or property (including the Building).

8.5  In the event that the Building is less than fully occupied during a calendar year, Tenant acknowledges that Landlord may extrapolate Operating Expenses related to cleaning, management services, and utilities that vary depending on the occupancy of the Building to equal Landlord’s reasonable estimate of what such Operating Expenses would have been had the Building been ninety-five percent (95%) occupied during such calendar year, provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

9.	Taxes on Tenant’s Property.

9.1  Tenant shall pay to Landlord, at the same time as Tenant is required to pay Rent, an amount equal to all federal, state and local gross receipts taxes, privilege taxes, sales taxes, value added taxes, or similar taxes (collectively, “Rent Taxes”) now or hereafter levied or assessed upon such Rent or other payment, or the payment or receipt thereof, or which Landlord will be required to pay as a result of its receipt of Tenant’s payment thereof, except that, notwithstanding any provision in this Lease to the contrary, Tenant shall not be obligated to pay to Landlord any amount on account of any net income, estate, inheritance, succession or similar taxes if any, payable by Landlord. Tenant shall be responsible for and shall pay before delinquent all municipal, county, state and federal taxes assessed during the Term against any leasehold interest of Tenant or any property owned by Tenant and located in the Premises. The provisions of this Section 9.1 shall survive the expiration or earlier termination of this Lease.

9.2  If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building or the Property is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building or the Property, then Tenant shall, within twenty (20) days after written demand, reimburse Landlord for the taxes so paid by Landlord.

9.3  Tenant shall also pay to the appropriate Governmental Authority, before any penalties or fines are assessed, any use and occupancy tax in connection with the Premises. In the event Landlord is required by law to collect such tax, Tenant shall pay such use and occupancy tax to Landlord as Additional Rent within twenty (20) days of demand and Landlord shall remit any amounts so paid to Landlord to the appropriate Governmental Authority in a timely fashion.

10.	Security Deposit.

10.1  Tenant shall deposit in cash with Landlord on or before the Effective Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. If Tenant defaults with respect to any provision of this Lease, including any provision relating to the payment of Rent, and such default is not cured within any applicable cure period, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within twenty (20) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article 10 shall survive the expiration or earlier termination of this Lease.

10.2  If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within forty-five (45) days after the expiration or earlier termination of this Lease.

10.3  Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to retain all interest and/or dividends, if any, accruing on the Security Deposit.

11.	Use. Compliance with Laws. Signage.

11.1  Tenant shall use the Premises for the Permitted Use and lawful activities normally incidental thereto and for no other purpose.

11.2  Tenant shall not allow the Premises or any part thereof to be used for any trade or business consisting of the operation of: (a) a shooting gallery; (b) an adult bookstore or facility selling or displaying pornographic books, literature, or videotapes (materials shall be considered “adult” or “pornographic” for such purpose if the same are not available for sale or rental to children under 18 years old because they explicitly deal with or depict human sexuality); (c) an establishment offering bingo or similar games of chance, but lottery tickets and other items commonly sold in retail establishments may be sold as an incidental part of business; (d) a video game or amusement arcade, except as an incidental part of another primary business; (e) drug or addiction treatment centers or clinics or parole or probation offices, whether as the principal or accessory use; (f) lodging, sleeping or any residential use; or (g) for the sale, distribution or use of any illegal substance (including, but not limited to, marijuana or products using marijuana or similar drugs that are currently illegal to manufacture or distribute or sell under any Applicable Laws).

11.3  Tenant shall keep all doors opening onto public corridors or the exterior of the Building closed, except when in use for ingress and egress.

11.4  No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

11.5  No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall any bottles, parcels or other articles be placed on the windowsills or items attached to windows that are visible from outside the Premises. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

11.6  At its cost, Tenant shall observe and comply, and shall cause Tenant’s subtenants, assignees, agents, licensees, contractors, subcontractors, concessionaires and employees (collectively, “Tenant Parties”) to observe and comply, with all Applicable Laws. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”). Landlord may perform at Tenant’s expense, or require that Tenant perform, and Tenant shall be responsible for the costs of, ADA Title III “path of travel” requirements triggered by alterations made by, or at the request of, Tenant. The provisions of this Section 11.6 shall survive the expiration or earlier termination of this Lease.

11.7  No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant: (i) on any part of the Building, other than the Original Building, (ii) on any part of the exterior of the Premises or the Original Building without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion, and (iii) in the interior of the Premises if the same may be visible from the exterior of the Premises, without Landlord’s prior written consent (which consent may be withheld in Landlord’s sole discretion). Notwithstanding the foregoing, Tenant may affix its name, logo and graphic on the exterior wall of the hallway nearest the elevator on the second (2nd) floor, provided that the signage is professionally made and approved by Landlord (which approval shall not be unreasonably withheld). Signage shall conform to any design criteria adopted by Landlord from time to time. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Notwithstanding the foregoing, building-standard interior signs on certain entry doors to the Premises (including directional signage in the elevator lobby area on the floor of the Premises and suite entry signage) and the directory tablet (if any) shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, which may be paid for out of the TI Allowance if one is provided for in this Lease, and shall be of a size, color and type and be located in a place acceptable to Landlord. At Landlord’s option, Landlord may install any Tenant Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after written demand therefor. Tenant shall have the right, at Tenant’s expense and subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), to install signage at the highest elevation on the exterior of the portion of the Original Building facing Interstate-64 (the “I-64 Sign”), provided that, (i) Tenant obtains all applicable permits and approvals from any applicable Governmental Authority for the I-64 Sign, (ii) in the event a Governmental Authority prohibits the Original Building from having more than one (1) sign on the exterior of the Original Building, Landlord’s refusal to approve the I-64 Sign shall not be considered unreasonable, (iii) the I-64 Sign shall only include Tenant’s name and logo and no other language or image, (iv) without limiting the full scope of Landlord’s approval rights with respect to the I-64 Sign, the location, design, materials, finishes and colors of the I-64 Sign shall all be subject to Landlord’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed), and (v) the I-64 Sign shall be designed, fabricated, installed and maintained in a first-class condition. Landlord shall cooperate in good faith with Tenant, at no cost to Landlord, in Tenant’s pursuit of the approvals required for the I-64 Sign. All rights with regard to the I-64 Sign are personal to the initial Tenant named in this Lease and shall not transfer to any successor or transferee.

11.8  Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Property, or injure or annoy them, (b) use or allow the Premises to be used for immoral or unlawful purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Property or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment. Notwithstanding anything in this Lease to the contrary, Tenant may not install any security systems (including cameras) outside the Premises or that record sounds or images outside the Premises without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion. Tenant, in its sole but reasonable discretion, may install security systems, including security cameras, in the Premises, provided that: (x) Tenant provides Landlord with reasonable prior notice that such security system or device will be installed, (y) Tenant coordinates the installation of such security system or device with Landlord, and (z) such security system or device does not affect Landlord’s access to the Premises, it being understood by Tenant that Landlord must, at all times, have a master key to all locks to the Premises and otherwise have full access to the Premises in the case of emergency.

12.	Rules and Regulations, CC&Rs; Parking.

12.1  Tenant’s use of the Premises shall be subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other different and/or additional reasonable rules and regulations as are hereafter promulgated by Landlord, in its sole and absolute discretion, and provided to Tenant (collectively, the “Rules and Regulations”). Tenant shall and shall ensure that Tenant’s Contractors, employees, subtenants and invitees observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the nonobservance by any other tenant or person of any Rules and Regulations.

12.2  This Lease is subject to, and Tenant shall comply with (a) any ground or master lease, and any and all amendments thereto, and (b) any recorded covenants, conditions or restrictions on the Property (collectively, the “CC&Rs”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Prior to the Effective Date, Landlord has provided Tenant with copies of the CC&Rs. Landlord shall not, without Tenant’s prior written consent, enter into any amendments, supplements or modifications of the CC&Rs that would materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease.

12.3  From and after the date hereof, for so long as (a) this Lease remains in full force or effect without default on the part of Tenant (beyond applicable notice, cure and grace periods), and (b) the Garage remains open and available for the parking of vehicles, Tenant and its employees shall have the non-exclusive right to access and use thirty-eight (38) parking spaces located in the Garage on a first-come, first-served and unreserved basis (the “Parking Spaces”). Landlord shall make commercially reasonable efforts to ensure that the Parking Spaces are available to Tenant at all times during the Term. Tenant shall pay Landlord a fee equal to $100.00 per month per Parking Space (the “Parking Fee”). plus an amount equal to Tenant’s Pro Rata Parking Share of the Parking Operating Expenses (defined below) incurred in the operation of the Garage (the “Parking OpEx”). As used herein, the term “Tenant’s Pro Rata Parking Share” shall be a fraction, expressed as a percentage, the numerator of which is thirty-eight (38) and the denominator of which shall be the total number of parking spaces in the Garage. “Parking Operating Expenses” shall mean all of the Operating Expenses described in Exhibit I attached hereto incurred by Landlord from time to time, other than Taxes and insurance premiums (which are included in the calculation of Operating Expenses), as applicable to the Garage. For the avoidance of doubt, the Garage OpEx Exclusion (as defined on Exhibit I) shall not apply when calculating the Parking Operating Expenses. The Parking Fee shall be subject to an annual upward adjustment of three percent (3%) of the then-current Parking Fee. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary of the Commencement Date for so long as this Lease continues in effect. The Parking Fee shall be considered Additional Rent and shall be payable in monthly installments in advance on the first day of each month, shall be prorated for any partial month at the beginning of the Term, and shall not be subject to any abatement of rent. The Parking Fee shall commence on the Commencement Date. The Parking OpEx shall be considered Additional Rent, shall be charged to Tenant annually (commencing on the Commencement Date, and prorated for any partial years in the Term), in arrears (but Landlord may elect from time to time to charge Parking OpEx more frequently), and shall be payable within ten (10) Business Days after Tenant’s receipt of an invoice therefor. Landlord shall have the right to adopt rules and regulations from time to time as to the use and maintenance of the Parking Spaces, including without limitation, security, access, identification requirements and restrictions as to size and type of vehicle. Tenant shall require its employees to comply with such reasonable rules and regulations as may be promulgated by Landlord from time to time. Tenant understands and expressly agrees that (i) Landlord will not accept any vehicle in bailment or for safekeeping; (ii) Landlord is not responsible for loss or damage to any vehicle or its contents by fire, vandalism, theft or any other cause; and (iii) Landlord is not responsible for loss, damage or injury by or to other customers or any other individual personal injury of any nature. Tenant expressly acknowledges that Landlord does not assume any obligation to protect individuals using the Parking Spaces, or vehicles or property in the Parking Spaces, from criminal activities. Landlord reserves the right to eject or cause to be ejected from the Parking Spaces any employee of Tenant engaging in or conducting him/herself in a manner disruptive, abusive or offensive to other patrons. Landlord shall have the right to have towed, at Tenant’s expense, any vehicle that presents a safety hazard or concern or that is parked in restricted or reserved parking or designated handicapped spaces or is parked in the Parking Spaces illegally or in violation of posted signs or of parking rules and policies issued by the Landlord. Landlord and its respective officers, contractors, agents and employees shall not be liable to Tenant or its employees for any damages that may be sustained by Tenant or its employees through Landlord’s exercise of such rights.

13.	Property Control by Landlord.

13.1  The following rights, exercisable without notice and without affecting any of Tenant’s obligations under this Lease, are all reserved by Landlord: (1) to change the name or street address of the Property or the Building numbers thereof, provided Landlord notifies Tenant of such change at least thirty (30) days prior thereto; (2) to install and maintain signs on the exterior and interior of the Property; (3) to retain at all times, and to use in appropriate instances, pass keys with which to unlock all of the doors in and to the Premises; (4) to grant to anyone the exclusive right to conduct any business, provided, however, that the granting by Landlord of any such exclusive right shall in no way prohibit Tenant from using the Premises for the purposes for which it is using the Premises as of the Effective Date; (5) upon reasonable notice, to, or have its agents, exhibit the Premises (whether through in-person or virtual tours) at reasonable hours to prospective purchasers, mortgagees, and ground lessors of the Property and, in the final nine (9) months of the Term, to prospective tenants; (6) to, or have its agents, decorate, remodel, repair, alter or otherwise prepare the Premises for re-occupancy at any time after Tenant vacates or abandons the Premises; (7) to, or have its agents, enter the Premises after reasonable notice at reasonable hours (except in the event of an emergency, when no notice need be given) for reasonable purposes, including inspection, the provision of services and the performance of the obligations of Landlord hereunder, including, without limitation, the alteration, improvement or repair of any portion of the Building other than the Premises for which access to the Premises is reasonably necessary; (8) to regulate access to telephone, electrical and other utility lines and closets in the Property and to require use of designated contractors for any work involving access to the same; (9) to approve, in its discretion and prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of Building; (10) to approve the weight, size, placement and time and manner of movement within the Premises and the Property of any safe or other heavy article of Tenant’s Property, without any liability on account of such approval; and (11) to subdivide the Property; convert the Building and other buildings within the Property to condominium units; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Property pipes, ducts, conduits, wires and appurtenant fixtures; and alter, modify, remove or relocate any other Common Area or facility. Notwithstanding the foregoing, in the event that Landlord subdivides the Property or converts the Original Building to condominium units, Landlord shall ensure that such changes do not materially decrease Tenant’s rights or materially increase Tenant’s obligations under this Lease.

13.2  Tenant agrees not to oppose any initiatives by Landlord or its affiliates (a) that involve land use, zoning or other regulatory changes as to the Building, the Property or other Neighboring Properties, or (b) that involved financing, incentives or subsidies of any kind for the Building, the Property or the Neighboring Properties, so long as Tenant’s quiet enjoyment and use of the Premises for the Permitted Use is not materially, adversely affected. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder.

13.3  Except in the case of an emergency, neither Landlord nor any of its agents, employees or representatives shall enter any portions of the Premises specifically identified for restricted access by Tenant in writing to Landlord (“Restricted Areas”) without a representative of Tenant present. Landlord and Landlord’s representatives shall be permitted to enter the Premises, except the Restricted Areas, at any reasonable hour and upon reasonable prior notice, which may be by email (except in the case of emergency, in which case no notice shall be required) for purposes of exercising Landlord’s rights and obligations under this Lease. Notwithstanding the foregoing, Landlord shall not enter the Restricted Areas, except in the event of an emergency, without the prior consent of Tenant, which Tenant may withhold in its reasonable discretion, and only then accompanied by a Tenant representative at all times.

14.  Quiet Enjoyment. Landlord covenants that Tenant, on payment of the Rent and performance of the covenants and agreements set forth herein, shall peaceably and quietly have, hold and enjoy the Premises during the Term without interference of any person claiming through Landlord, subject to all of the terms and provisions hereof, provisions of Applicable Laws, the CC&Rs and rights of record to which this Lease is or may become subordinate.

15.	Services.

15.1 Utilities. Tenant shall pay for all water, sewer, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay Tenant’s Pro Rata Share of all charges of such utility jointly metered with other premises as part of Tenant’s Pro Rata Share of Operating Expenses or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and charge Tenant with the cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as part of the Tenant Improvements if installed at that time or as Additional Rent if installed later. Landlord may base its bills for utilities on reasonable estimates; and reconcile such estimates annually based on the actual cost of providing utilities in the same manner as Operating Expenses under Section 8.2. In general, water service will either not be provided to the Premises or, if provided, will be provided only for limited lavatory purposes and will not be separately metered or monitored. However, if Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary lavatory purposes (including, without limitation, for a laboratory or restaurant use), Landlord may install a water meter or submeter and thereby measure Tenant’s water consumption for all purposes.

15.2  Property Services. Landlord shall furnish the following services:

(a)  For the Premises, Landlord shall maintain and operate the central heating, ventilating and air conditioning systems serving the Common Areas (“HVAC”) (excluding HVAC equipment exclusively serving the Premises). During normal business hours, 8:00 a.m. - 6:00 p.m. Monday through Friday, holidays excluded (“Business Hours”), Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord’s reasonable judgment, for typical office business operations. To the extent Tenant conducts business at the Premises outside Business Hours or uses above normal capacity, Tenant shall pay any additional costs incurred by Landlord in connection with such use. Tenant shall provide Landlord with at least 24 hours prior notice of its need for such services after Business Hours. Landlord represents and warrants that, as of the Effective Date, the HVAC components and systems (e.g., the auxiliary air conditioning unit in the IT room for the Premises, the air conditioner which supplies house air, and the HVAC units, including, but not limited to, the two small chillers and individual fan coil units), except the generator, serving the Premises are in good working order.

(b)  If Tenant uses more than Tenant’s Pro Rata Share of HVAC, Landlord may elect to allocate and charge Tenant and not charge other tenants in the Building, as Additional Rent, separately for electricity used in the Common Areas, with such allocation to be based on the consumption of electricity in the Premises relative to consumption of electricity by all other Building tenants, as reasonably determined by Landlord. If Landlord so elects, the (x) the Common Area electric charge payable with respect to the Premises shall be payable monthly on an estimated basis and reconciled annually in the same manner as Operating Expenses under Section 8.2, and (y) Tenant’s Pro Rata Share of Operating Expenses for the Premises shall be calculated in the same manner as herein provided except that all costs of electricity for the Common Areas shall be deducted from Operating Expenses.

(c)  Tenant shall be responsible for all janitorial service, trash removal and biological hazardous waste removal from the Premises. Landlord has no duty to provide janitorial service, trash removal and biological hazardous waste removal for any portion of the Premises and Tenant assumes sole responsibility and liability for the janitorial service, trash removal and biological hazardous waste removal in the Premises.

(d)  Electrical service to the Premises and equipment servicing the Premises (for example, air handling units exclusively servicing the Premises and for any rooftop equipment installed by Tenant with Landlord’s express written consent or installed as part of the Tenant Improvements), may be submetered to the Premises, in which event such submeters shall be paid for by Tenant (as part of the Tenant Improvements, if installed at such time, or as Additional Rent, if installed later). If submetered, Tenant shall pay to Landlord the costs of such electricity based on submetered consumption. If not separately metered, Tenant shall pay Tenant’s proportionate share of such cost, such allocation determined in relation to the other spaces in the Building that are not separately metered.

15.3  Additional Services.

(a)  (a) Tenant shall not install in the Premises any equipment which requires 480V circuits without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold. Landlord approval shall not be required to run new circuits from existing panels within the Premises that are metered by Tenant’s sub-meters, so long as the circuits are not 480V, three-phase. Tenant shall ascertain from the Landlord the maximum amount of load or demand for use of electrical current which can safely be permitted in the Premises, taking into account the capacity of the electric wiring in the Building and the needs of other tenants of the Building, and shall not in any event connect a greater load than such safe capacity. Tenant shall not tamper with any other Building utility system. The running of cable or pipe between suites also requires Landlord’s written authorization and will occur at Tenant’s expense if approved.

(b)  Tenant shall arrange for telephone and internet service in the Premises directly with the service providers. Tenant shall pay directly to such providers, as and when due, the costs related to such installation and service. Landlord may elect to install a wifi or similar system that is intended to provide access to the internet for infrequent use by occupants and invitees of the Common Area. Such a system will not be intended for use on a regular basis by anyone, whether in the Common Areas or other portions of the Building, and should not be relied on by Tenant or its employees or invitees for access to the internet. Landlord makes no representations or warranties as to the availability of any such system, its fitness for any purpose or any other representations or warranties as to such system.

(c)  Tenant shall not, without Landlord’s prior written consent, use any device in the Premises that will in any way (i) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises based upon Tenant’s Pro Rata Share of the Building or the Property (as applicable) beyond the existing capacity of the Building or the Property usually furnished or supplied for the Permitted Use or (ii) exceed Tenant’s Pro Rata Share of the Building’s or Property’s (as applicable) capacity to provide such utilities or services; provided, however, the installation in the Premises of the improvements and equipment contemplated by the Approved Plans for the Tenant Improvements shall not be deemed to violate the foregoing.

15.4  No interruption of services caused by repairs, replacements or alterations to the service system, or by any other cause, shall be deemed an eviction or disturbance of Tenant’s possession of any part of the Premises or render Landlord liable to Tenant for damages, or otherwise affect the rights and obligations of Landlord or Tenant under this Lease; provided that, if such interruption results in the Premises being unusable by Tenant, is the sole result of Landlord’s gross negligence or willful misconduct and lasts for more than thirty (30) days, Tenant shall be entitled to an abatement of Base Rent commencing on the day following such thirty (30) day period and continuing until the interrupted services are restored.

16.	Alterations.

16.1  All improvements or alterations in or additions, changes, repairs or installations to the Premises (“Alterations”) performed by or on behalf of Tenant shall be governed by the terms of this Article 16; provided that, with respect to the Tenant Improvements, to the extent the terms of this Article 16 conflict with the terms of Article 4 or the Work Letter, the terms of Article 4 and the Work Letter shall control. Tenant shall not permit any Alteration to be performed without first obtaining Landlord’s prior written consent. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed but may be withheld in Landlord’s sole discretion if (1) an Event of Default exists hereunder or (2) the Alteration (i) impacts the structural components of the Property or (ii) impacts the utility or mechanical systems of the Property or (iii) impacts any other tenant’s premises or is visible from the outside of the Premises. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises that do not require any permits (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Twenty Thousand Dollars ($20,000.00) annually, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modification to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect the exterior of the Building or Premises, or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Property.

16.2  Prior to commencing any Alteration, Tenant shall submit detailed plans and specifications for Landlord’s review and approval. Landlord shall notify Tenant of its approval or disapproval of such plans and specifications and the work described therein within 15 Business Days after receipt thereof. Landlord shall state in writing and in reasonable detail any objection to such Alteration. Tenant may revise its plans and specifications to incorporate such comments and, if Tenant does so, it may again request Landlord’s consent pursuant to the process described above. Neither approval of the plans and specifications nor supervision of the Alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such Alteration with Applicable Laws. If Tenant desires to revise any plans and specifications after obtaining Landlord’s approval thereof, Tenant shall re-submit such plans and specifications to Landlord for its approval as provided above. At all times while Tenant Work is being performed, Tenant shall cause any contractor retained by Tenant or on its behalf, to perform Tenant Work, including contractors and subcontractors of every tier (“Tenant’s Contractor” or “Tenant’s Contractors”) to maintain in effect all insurance required under and fully comply with the provisions of Exhibit B-1 (except as otherwise authorized in writing by Landlord) and such Tenant Work shall be performed in accordance with the CC&Rs and the rules set forth on Exhibit B-2.

16.3  Tenant shall pay the entire cost of any Alteration permitted hereunder, including Landlord’s actual cost for review of the plans and specifications for any Alteration (including peer reviews) and Landlord’s reasonable charge for supervision of any approved Alteration, if applicable. If requested by Landlord, Tenant shall provide evidence reasonably satisfactory to Landlord of Tenant’s financial ability to pay the cost of such Alteration. All Alterations shall be performed in a good and workmanlike and first-class lien free manner, using new materials and in accordance with the plans and specifications submitted to and approved by Landlord as well as in accordance with all Applicable Laws. All Alterations shall be performed by contractors and subcontractors who possess the requisite experiences, personnel, financial strength and other resources necessary to perform and complete the proposed Alteration in a good and workmanlike lien free manner, as reasonably approved by Landlord prior to the commencement of such work. Tenant shall provide to Landlord evidence reasonably satisfactory to Landlord that such contractors or subcontractors satisfy such requirements and possess the insurance required pursuant to Section 16.2 hereof. All contractors and subcontractors performing the Alteration shall work in harmony with Landlord’s and other tenant’s contractors and subcontractors. Tenant shall cause all Alterations to be performed in such manner so as not to obstruct access to the premises of any other tenant in the Property or any part of the Common Areas or disrupt any building service or equipment or any other tenant’s equipment. Prior to commencing any Alteration, Tenant shall have obtained and delivered to Landlord complete copies of all permits and approvals required by Applicable Laws to commence and complete any Alteration.

16.4  Within thirty (30) days after completion of any Alterations, including, without limitation, Cosmetic Alterations, Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, as well as a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems and any and all operations and maintenance manuals for all new or affected equipment, mechanical, electrical and plumbing systems installed therein.

16.5  Each Alteration or other improvement (including any improvement, fixture, personal property and equipment as to which Landlord contributed payment) made by Tenant in or upon the Premises (excepting only Tenant’s furniture, equipment and trade fixtures), whether temporary or permanent in character, shall become Landlord’s property upon its attachment to the Premises and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant; provided, however, that Landlord shall have the right to require Tenant to remove any Alteration. In such event, Tenant shall, at its cost and expense, effect such removal and restore the Premises to the condition existing immediately prior to the Alteration at the expiration or termination of this Lease. Notwithstanding the foregoing, all wiring and cabling installed by or on behalf of Tenant in the Premises or in the utility closets or chases of the Building, all of Tenant’s Signage, all works of art, all of Tenant’s personal property (except as otherwise provided in the last sentence of this Section 16.5) and all window coatings or sunscreens installed by Tenant on windows of the Building shall be removed by Tenant upon the expiration or earlier termination of this Lease, and Tenant shall restore the Property to its condition prior to such installation, ordinary wear and tear excepted, upon the expiration or earlier termination of this Lease.

16.6  Any work performed on the Premises, the Building or the Property by Tenant or Tenant’s Contractors shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s Contractors shall be performed in full compliance with this Article 16, Article 22, Applicable Laws, CC&Rs, and the Construction Rules set forth in Exhibit B-2 attached hereto (the “Construction Rules”).

16.7  Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operational at all times.

16.8  Tenant’s obligations in this Article 16 shall survive the expiration or termination of this Lease.

17.	Repairs and Maintenance.

17.1  Tenant shall make and pay for all maintenance, replacement, alterations and repairs necessary to keep the interior of the Premises and all equipment and facilities exclusively serving the Premises in a good state of repair consistent with other similarly situated office and laboratory buildings of similar age and character as the Building in the Richmond, Virginia downtown submarket (the “Metropolitan Area”), in compliance with all Applicable Laws and in tenantable, safe condition. Tenant shall, at its own expense, install and maintain fire extinguishers and other fire protection devices in the Premises as may be required from time to time by any Applicable Laws or the insurance underwriters insuring the Property in which the Premises are located.

17.2  Landlord shall maintain the Property in a manner consistent with other similarly situated office and laboratory buildings of similar age and character as the Building in the Metropolitan Area, in compliance with Applicable Laws and in a tenantable, safe condition which may include necessary maintenance and repairs to the roof, foundation, outer walls and structural portions of the Property as well as cleaning and maintenance of the Common Areas and the Garage. Landlord shall provide industry-level cleaning to the Common Areas provided, however, Landlord does not warrant the efficacy of any such cleaning nor does Landlord guarantee absolute disinfection of the Common Areas or the Building. Landlord shall not be responsible for or liable in any manner for failure of any such cleaning to prevent or control the spread of pathogens or other infectious agents or infectious diseases or similar agents.

18.           Liens. Tenant shall keep all of the portions of the Property free and clear of all liens arising out of, or claimed by reason of, any work performed, material furnished or obligations incurred by or at the insistence of Tenant. Upon completion of any Alteration, Tenant shall promptly furnish Landlord with partial waivers of lien as well as full and final waivers of lien covering all labor and materials included in such Alteration. Should Tenant within twenty (20) days after notice from Landlord fail to: (i) fully discharge any lien or claim of lien, or (ii) insure or bond over such lien by title endorsement or bond satisfactory to Landlord and Landlord’s ground lessor, master landlord or lender, if any (which endorsement or bond shall also cover costs of defense, Landlord may, at its option and without limitation of any of its other rights and remedies, pay the same or any part thereof, and the amount of such payment shall be due and owing to Landlord from Tenant with interest thereon at the Default Rate from the date incurred until the date paid in full. No liens of any character whatsoever created or suffered by Tenant shall in any way, or to any extent, attach to or affect the rights of Landlord or the ground lessor under any ground lease in the Premises, the Land or the Property.

19.         Estoppel Certificate. Within ten (10) Business Days after written request by Landlord, Tenant shall execute and deliver to Landlord a written certificate as to the status of this Lease, any existing defaults, the status of the payments and performance of the parties required hereunder and such other information that may be reasonably requested by Landlord, or a current or proposed Lender, encumbrancer or purchaser.

20.	Hazardous Materials.

20.1 Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Premises, the Building or the Property in violation of Applicable Laws by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Property, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder, or (d) contamination of the Property occurs as a result of Hazardous Materials that are placed on or under or are released into the Property by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees (as defined in Section 27.1) harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Property or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, (y) damages arising from any adverse impact on marketing of space in the Property or any portion thereof and (z) sums paid in settlement of Claims (as defined in Section 27.1) that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees incurred in connection with any judgments, damages, penalties, fines, liabilities or losses, any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Property. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Property, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Property, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Property, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Property, any portion thereof or any adjacent property. Tenant’s obligations under this Section 20.1 shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Notwithstanding the foregoing, Tenant shall not be liable for any Hazardous Materials existing in the Premises prior to the Commencement Date unless such condition is aggravated by Tenant or any other Tenant Party, in which case Tenant’s liability shall be limited to the remediation of the aggravated condition and not the remediation of the pre-existing condition.

20.2 Landlord acknowledges that it is not the intent of this Article 20 to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws, (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Property (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Property for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within twenty (20) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section 20.2 to the contrary, Tenant shall not be required to provide Landlord with any documents containing information of a proprietary nature, unless such documents contain a reference to Hazardous Materials or activities related to Hazardous Materials, in which case Landlord and its agents shall be bound by the confidentiality provisions set forth in Article 36. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

20.3  Tenant represents and warrants to Landlord that is not nor has it been, in connection with the use, disposal or storage of Hazardous Materials, (a) subject to a material enforcement order issued by any Governmental Authority or (b) required to take any remedial action.

20.4  At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Property or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Property in violation of this Lease.

20.5  If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section 20.5.

20.6  Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

20.7  Tenant’s obligations under this Article 20 shall survive the expiration or earlier termination of this Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 26.

20.8  As used herein, the term “Hazardous Material” means (a) any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any Governmental Authority, and (b) and (i) “chemotherapeutic waste”, “infectious waste” or “medical waste” as may now or hereafter be defined by any future law, statute, order, ordinance or regulation, (ii) “radioactive waste” as may now or hereafter be defined by any future law, statute, order, ordinance or regulation, (iii) human corpses, remains and anatomical parts that are donated and used for scientific or medical education, research or treatment, (iv) body fluids or biological which are being stored at a laboratory prior to laboratory testing, and/or (v) similar laboratory wastes and materials.

20.9  Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the International Building Code as adopted by the city or municipality(ies) in which the Property is located (the “IBC”)) within the Property for the storage of Hazardous Materials. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Article 20 is specific to Tenant and shall not run with this Lease in the event of a Transfer. In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Property in excess of New Tenant’s Pro Rata Share of the Building, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the IBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building is not greater than New Tenant’s Pro Rata Share of the Building. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of fire control areas, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

20.10  The handling, transportation, generation, management, disposal, processing, treatment, storage and use by Tenant of Hazardous Materials in or about the Premises shall be subject to the rules and regulations set forth in Exhibit J hereof and any and all additional rules and regulations promulgated by Landlord from time to time regarding the same or any aspect thereof (which rules and regulations may be amended, modified, deleted or added from time to time by Landlord) (collectively, the “Hazmat Rules”). All of the Hazmat Rules shall be effective upon written notice thereof to Tenant. Tenant will cause all of its agents, employees, invitees, contractors, licensees, subtenants or assignees, or any others permitted by Tenant to occupy or enter the Premises to at all times abide by the Hazmat Rules. In the event of any breach of any Hazmat Rules, Landlord shall have all remedies in this Lease provided for after an Event of Default by Tenant and shall, in addition, have any remedies available at law or in equity, including but not limited to, the right to enjoin any breach of such Hazmat Rules.

20.11  At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any remediation requirements set forth in the Exit Survey.

21.	Odors and Exhaust.

21.1  Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Property (including persons legally present in any outdoor areas of the Property) be subjected to odors or fumes (whether or not noxious), and that the Building and the Property will not be damaged by any exhaust, in each case, from Tenant’s operations. Landlord and Tenant therefore agree that Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

21.2  Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices to remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises.

21.3  If Tenant fails to install satisfactory odor control equipment within ten (10) Business Days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust.

22.	Insurance. Waiver of Subrogation.

22.1  Tenant shall, at its expense, including any insurance policy deductibles or self-insured retentions, keep in full force and effect the insurance specified in Exhibit H hereto during the Term and any extension thereof.

22.2  In the event Tenant’s insurance, or Tenant’s Contractors’ insurance, is written on a claims made policy form, Tenant shall, or shall cause Tenant’s Contractors to, (i) confirm that the retroactive date of the policy precedes the Effective Date (in the case of Tenant) or the commencement of the Tenant Work (in the case of Tenant’s Contractors), (ii) keep in force the claims made insurance for at least two (2) years after the expiration or termination of this Lease (in the case of Tenant) or the completion of the Tenant Work (in the case of Tenant’s Contractors) or acquire or purchase extended reporting coverage on the policy existing as of the expiration or termination of this Lease (in the case of Tenant) or the completion of the Tenant Work (in the case of Tenant’s Contractors) that has a term of at least two (2) years after the expiration or termination of this Lease (in the case of Tenant) or the completion of the Tenant Work (in the case of Tenant’s Contractors), and (iii) if the retroactive date is advanced or the policy is cancelled or not renewed and not replaced with a policy with the same retroactive date, acquire or purchase extended reporting coverage for such cancelled or non-renewed policy for at least two (2) years following the date such policy was cancelled or not renewed. The obligations referenced in clauses (ii) and (iii) of this Section 22.2 shall survive the expiration or termination of this Lease.

22.3  Anything in this Lease to the contrary notwithstanding, to the full extent permitted by law, Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment, leasehold improvements, Alterations and personal property, and Tenant hereby waives any and all rights of recovery, claim, action or cause of action, against the Landlord, Landlord Indemnitees and other entities designated by Landlord as additional insured (collectively, the “Landlord Parties”) for any loss or damage that may occur to the Premises, Alterations, any improvements thereto, or any personal property of Tenant, by reason of fire, the elements, or any other cause, except where the cause of such loss or damage is due to the gross negligence or willful misconduct of Landlord and/or Landlord’s employees or agents. In addition, Landlord shall have no obligation to insure Tenant’s business interruption exposure.

22.4  Without limiting Landlord’s remedies set forth in Section 30.2, if Tenant fails to carry and maintain the insurance coverages set forth in this Article 22, Landlord may, upon thirty (30) days prior notice to Tenant (unless such coverages will lapse within such time period and in which event no such notice shall be necessary), procure such policies of insurance and Tenant shall promptly reimburse Landlord the cost thereof with interest thereon at the Default Rate from the date incurred until the date paid.

22.5  Landlord shall, during the Term, maintain commercial property insurance for 100% of the full replacement costs of the Property (exclusive of land, foundations and footings).

22.6  At all times during the period beginning with commencement of the construction of Tenant Improvements and ending with substantial completion of Tenant Improvements, Tenant shall maintain, or cause to be maintained, builder’s risk insurance or coverage under Tenant’s commercial property insurance on a completed values basis for the full insurable value (including hard costs, soft costs, and delay in completion/loss of income costs). Such coverage shall insure against loss or damage by fire, flood, earthquake/earth movement, terrorism, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “All-Risk” or “Special Form” form, including permission for early occupancy.

23.	Damage or Destruction.

23.1 Subject to the remaining provisions of this Article 23, if the Property is damaged by fire or other casualty, Landlord shall restore the damage to the Premises to the same condition as existed on the Commencement Date exclusive of any Alterations. Landlord shall commence the repair, restoration or rebuilding thereof within ninety (90) days after such damage and shall substantially complete such restoration, repair or rebuilding of the Premises to the same condition as existed on the Commencement Date (but excluding any Alterations) as promptly as practicable after the commencement thereof, all of which is subject to delays caused by adjustment of insurance, events of Force Majeure or by the acts or omissions of Tenant or any Tenant Party. Landlord shall promptly and diligently seek adjustment of insurance proceeds after any casualty.

23.2 If the fire or other casualty or the repair, restoration or rebuilding required by Landlord shall render the Premises untenantable in whole or in part, the Rent shall proportionately abate from the date when the damage occurred until the date on which the Premises are in the condition required hereinabove, such proportion to be computed on the basis that the Rentable Area of the portion of the Premises rendered untenantable and not occupied by Tenant bears to the aggregate Rentable Area of the Premises.

23.3 If the casualty results in damage to the Premises which Landlord reasonably estimates will take in excess of (i) six (6) months after the beginning of restoration to restore the Premises to the same condition as existed on the Commencement Date (but excluding Alterations) and occurs at any time during the Term or (ii) three (3) months after the beginning of restoration to restore the Premises to the same condition as existed on the Commencement Date (but excluding Alterations) and occurs during the last two (2) years of the Term, as extended, then in either case either Landlord or Tenant may elect to terminate this Lease upon giving notice of such election to the other within forty-five (45) days after such casualty. In addition, if such restoration is prohibited by any Applicable Laws or the insurance proceeds are insufficient or otherwise not available, then Landlord may elect to terminate this Lease upon giving notice of such election to Tenant within forty-five (45) days after such casualty.

23.4 If this Lease is terminated as provided above, such termination shall be effective on the date specified in the first notice received by the other party, but no earlier than thirty (30) days after the occurrence of the event causing such damage. In such event, Tenant shall be obligated to pay the Rent accrued to the effective date of such termination, less any Rent abated as set forth hereinabove which obligation shall survive such termination. Unless this Lease is terminated by either party as provided in this Article 23, this Lease shall remain in full force and effect, notwithstanding such damage or casualty.

24.	Eminent Domain.

24.1  In the event of a Substantial Taking of the Property (defined below), both Landlord and Tenant shall have the right to terminate this Lease by notice to the other within thirty (30) days after the date of the effectiveness of such taking. “Substantial Taking of the Property” means a Taking (defined below) either of (i) the entire Property; or (ii) a portion thereof, and in Landlord’s commercially reasonable opinion, the remainder of the Property cannot be restored to an economically viable first-class building which would accommodate the uses immediately prior to such Taking, without either substantial alteration of the Property or relief from Applicable Laws. “Taking” means a taking or condemnation for a public or quasi-public use by a competent Governmental Authority. If this Lease is terminated pursuant to this Section 24.1, the Term shall terminate upon the delivery of possession to the condemning authority and Tenant shall pay the Rent accruing to the date of termination. If neither Landlord nor Tenant terminates this Lease within the applicable time period, this Lease shall continue in full force and effect, as modified pursuant to Section 24.2.

24.2  If a Taking occurs that does not entitle Landlord or Tenant to terminate this Lease pursuant to Section 24.1 or if neither Landlord nor Tenant exercises a right to terminate this Lease granted pursuant to Section 24.1, then Landlord shall repair and restore the Property to the extent practicable, to the condition as existed on the Commencement Date, excluding any Alterations, except that Landlord shall not hereby be required to expend for repair and restoration any sum in excess of an amount equal to the Award (defined below). If as a result of the Taking, the Rentable Area of the Premises is permanently reduced, Base Rent and Additional Rent shall proportionately abate from the date when possession of such portion of the Premises is given to the condemning authority. In addition, if the repair, restoration or rebuilding required by Landlord as a result of such Taking shall render the Premises untenantable in whole or in part, Base Rent and Additional Rent shall proportionately abate from the date when possession of the Premises is given to the condemning authority until the date on which the Premises are, as nearly as practicable, in the condition as existed on the Commencement Date, excluding any Alterations. The proportionate abatement shall be computed on the basis that the Rentable Area of the Premises either reduced or rendered untenantable and not occupied by Tenant bears to the aggregate Rentable Area of the Premises.

24.3  Any award, compensation or damages (the “Award”) for a partial or total taking shall be paid to and be the sole property of Landlord; provided that, Tenant shall have the right, to the extent the Award is not diminished, to make a separate claim against the condemning authority for such compensation as may be separately awarded to a tenant.

25.          Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises to Landlord broom clean and otherwise in the condition in which the Premises are required to be maintained by the terms of this Lease, reasonable wear and tear excepted. Tenant shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of Rent and shall inform Landlord of the combinations to all locks, safes and vaults in the Premises. Tenant shall, at its expense, remove from the Premises on or prior to expiration or earlier termination of this Lease all furnishings, fixtures and equipment situated thereon as well as those Alterations that are required to be removed pursuant to Section 16.5. Tenant shall, at its expense, on or prior to such expiration or earlier termination of this Lease, repair any damage caused by such removal. Any property not so removed, may be removed by Landlord and stored and/or retained or sold by Landlord and the cost of such removal, storage and disposition as well as the cost of repairing any damages caused by such removal, shall be paid by Tenant within thirty (30) days after Tenant’s receipt of written demand therefor and such sums shall accrue interest at the Default Rate from the date incurred until paid in full. Tenant’s obligation under this Article 25 shall survive the expiration or earlier termination of this Lease.

26.          Holding Over. If Tenant remains in occupancy of any portion of the Premises after the expiration of the Term, Tenant shall become a month to month tenant upon all terms of this Lease as might be applicable to such month to month tenancy, except that Tenant shall pay Base Rent and Additional Rent at a rate equal to: (i) 150% of the rate effective immediately prior to such holdover for the first six (6) months of such holdover, and (ii) 200% of the rate effective immediately prior to such holdover for each month of such holdover thereafter. Tenant shall also be liable for any and all damages incurred by Landlord as a result of such holding over. No acceptance of Rent payable pursuant to this Article 26 by Landlord or the creation of such month to month tenancy shall operate as a waiver of Tenant’s default or as a waiver of Landlord’s right to regain possession of the Premises or any other remedy.

27.	Indemnification and Exculpation.

27.1  To the maximum extent permitted by applicable law, and without regard to the existence of any insurance provided for herein or the policy limits of any such insurance, Tenant shall protect, indemnify, defend, and save harmless Landlord, its affiliates, the entities listed in Exhibit E, and any lender, mortgagee, ground lessor, master landlord, beneficiary, historic or other tax credit investor or other financing source, and their respective directors, officers, shareholders, members, managers, partners, agents, employees, representatives, successors and assigns and other entities designated by Landlord as additional insureds (collectively, the “Landlord Indemnitees”) for, from, against, and regarding any and all claims, suits, proceedings, actions, liabilities, expenses, losses, costs, deficiencies, fines, penalties, judgments or damages (including consequential or punitive damages) of any kind or nature and reasonable attorneys’ fees and expenses (collectively, “Claims”), on account of any matter or thing, action, or failure to act arising out of or in connection with this Lease, the Premises or the operations of Tenant on any portion of the Premises, including damage to other tenants’ premises or property occurring on or after the Commencement Date. Notwithstanding anything in this Lease to the contrary, Tenant’s indemnification obligations under this Lease shall include, and extend to, any and all Claims regardless of whether the possibility of any such Claims has been disclosed to Tenant in advance or whether the possibility of any such Claims could have been reasonably foreseen by Tenant but shall not include or extend to any Claims to the extent those Claims are attributable to the gross negligence or willful misconduct of Landlord.

27.2  Tenant shall pay any amounts that become due to Landlord under this Article 27 within thirty (30) days after Landlord’s written demand, and if not timely paid, such amounts shall bear interest at the Default Rate from the date of such written demand until paid. Tenant, at its expense, shall contest, resist, and defend any such claim, action, or proceeding asserted or instituted against Landlord or any Landlord Indemnitees, with counsel acceptable to Landlord, in its reasonable discretion, and shall not, under any circumstances, compromise or otherwise dispose of any suit, action, or proceeding without obtaining Landlord’s prior consent, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall have the right to control the defense or settlement of any Claim provided that (a) Tenant shall first confirm in writing to Landlord that Tenant is obligated under this Article 27 to indemnify Landlord, (b) Tenant shall pay any and all amounts required to be paid in respect of such Claim, and (c) any compromise or settlement shall require the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided Landlord Indemnitees (including the applicable Landlord Indemnified Party) are irrevocably released from all liabilities and losses in connection with such Claim as part of such settlement or compromise. Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any Claim. If Tenant does not act promptly to fully satisfy its indemnification obligations hereunder, Landlord may resist and defend any such Claims against Landlord or any Landlord Indemnified Party at Tenant’s sole cost.

27.3  The provisions of this Article 27 shall survive the expiration or termination of this Lease with respect to any Claims asserted against Landlord, or asserted by Landlord directly against Tenant, within any applicable statute of limitations.

28.	Assignment and Subletting.

28.1 Tenant shall not assign, pledge or encumber this Lease or any interest under it or sublet all or any portion of the Premises (individually or collectively, a “Transfer”), without Landlord’s (and, if required by the terms of a mortgage or ground lease, the mortgagee’s and ground lessor’s) consent which may be given or withheld in Landlord’s sole and absolute discretion. Any transfer (including any dissolution, merger, consolidation or other reorganization of Tenant) or any issuance, sale, gift, transfer or redemption of any capital stock of Tenant or other interest in Tenant (whether voluntary, involuntary or by operation of law, or any combination of the foregoing) that causes a change in any of the direct or indirect power to affect the management or policies of Tenant or any direct or indirect change in 50% or more of the ownership interest in Tenant shall constitute a “Transfer” subject to the provisions of this Article 28. Landlord may condition its consent on its receipt of any excess rent generated by any assignment or sublease. In addition, upon Tenant’s submission of a Formal Transfer Request (as defined below) to Landlord, Landlord may, instead of granting its consent, recapture, and terminate this Lease with respect to, any space proposed to be assigned or sublet. For purposes of the foregoing sentence, “Formal Transfer Request” shall mean a written request for a Transfer, signed by Tenant and accompanied by the supporting documentation, if any, requested by Landlord in connection with such requested Transfer. For the avoidance of any doubt, an informal inquiry by Tenant into Landlord’s willingness to consent to a Transfer shall not constitute a Formal Transfer Request. Notwithstanding anything to the contrary contained in Section 28.1, but subject to satisfying the requirements of clauses (w), (x), (y) and (z) of Section 28.2:

(a)  Tenant shall have the right to Transfer, without Landlord’s prior written consent, the Premises or any part thereof to any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (“Tenant’s Affiliate”), provided that (i) Tenant shall notify Landlord in writing at least thirty (30) days prior to the effectiveness of such Transfer to Tenant’s Affiliate (an “Exempt Affiliate Transfer”), (ii) the person that will be the tenant under this Lease after the Exempt Affiliate Transfer has a net worth (as of both the day immediately prior to and the day immediately after the Exempt Affiliate Transfer) that is not less than the net worth (as of both the execution date and the date of the Exempt Affiliate Transfer) of the transferring Tenant, and (iii) Tenant provides Landlord with all information that Landlord may reasonably request concerning such Tenant’s Affiliate and the satisfaction of the foregoing requirements. For purposes of Exempt Affiliate Transfers, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

(b)  Provided that such Transfer is for a bona fide, arms’ length and legitimate business purpose and not for the purpose of circumventing Landlord’s consent rights in this Lease, Tenant shall have the right to effectuate a Transfer without Landlord’s consent, (i) to the purchaser of all or substantially all of the assets or a majority or more of the outstanding stock or ownership interests of Tenant, or (ii) to a surviving entity in connection with a merger, consolidation or other similar transaction resulting in a change of control between Tenant and a third party, provided (x) Tenant shall notify Landlord in writing at least twenty (20) days prior to the effectiveness of such Transfer (an “Exempt Corporate Transfer”); (y) the net worth of the transferee immediately prior to and immediately after the Exempt Corporate Transfer shall not be less than the greater of (A) the net worth of Tenant at the time of the execution of this Lease, and (B) the net worth of Tenant immediately prior to the date of such Exempt Corporate Transfer, and (z) Tenant provides Landlord with all information that Landlord may reasonably request concerning such proposed assignee and the satisfaction of the foregoing requirements.

(c)  A merger, consolidation, reorganization or similar transaction consummated exclusively for the purpose of changing the domicile of Tenant shall not require Landlord’s consent but Tenant shall notify Landlord in writing at least thirty (30) days prior to the effectiveness of such merger, consolidation, reorganization or similar transaction.

28.2 Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to any other occupant of the Property other than in the ordinary course of Tenant’s business, nor shall Tenant furnish or render any services to any assignee of Tenant’s interest in this Lease, any manager for the Property, or any other transferee of Tenant’s interest in this Lease; (y) Tenant shall not consummate a Transfer, including, without limitation, an Exempt Affiliate Transfer or an Exempt Corporate Transfer, with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”), provided that, upon Tenant’s inquiry, Landlord discloses such information during the consent process for non-exempt Transfers; and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(d)(2) of the Revenue Code.

28.3  Except as otherwise agreed by Landlord and Tenant in writing, no Transfer shall relieve Tenant from any covenant, liability or obligation hereunder (whether past, present or future) and Tenant shall remain liable under this Lease as a principal and not as a surety. Landlord’s consent to a Transfer shall not be deemed to be a consent to any subsequent Transfer. Tenant shall pay all of Landlord’s costs, charges and expenses, including reasonable attorney’s fees, incurred in connection with any Transfer requested or made by Tenant.

28.4  If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder from and after the date of assignment and agree to comply with and be bound by all of the terms, provisions and conditions of this Lease. Such assumption shall be evidenced in a written instrument satisfactory to Landlord. If Tenant shall sublease the Premises as permitted herein, such sublease shall be satisfactory to Landlord and contain the agreement of such subtenant to attorn to Landlord, at Landlord’s option and request, in the event this Lease terminates before the expiration of the sublease.

29.	Subordination and Attornment.

29.1 Unless elected otherwise by the ground lessor, ground lessee or mortgagee, as the case may be, this Lease shall be subordinate to any present or future ground lease or mortgage respecting the Property, and any amendments thereto. Such subordination shall automatically be effective without any action or notice by such ground lessor, ground lessee or mortgagee to Tenant provided the ground lessor, ground lessee or mortgagee recognizes the validity of this Lease and the ground lessor or mortgagee agrees that, and by having this Lease be so subordinate such party is deemed to have agreed that, notwithstanding any default by Landlord with respect to said ground lease or mortgage or any termination or foreclosure thereof, Tenant’s possession and right of use under this Lease and the rights of Tenant under this Lease in and to the Premises shall not be disturbed by such ground lessor or mortgagee unless and until an Event of Default shall have occurred hereunder.

29.2 If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given, Tenant shall attorn to such ground lessor or mortgagee or purchaser at such foreclosure sale and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor, ground lessee or mortgagee or purchaser shall (i) be liable as Landlord only for the obligations of Landlord accruing after such ground lessor, ground lessee or mortgagee or purchaser has taken fee title to the Building or Property and (ii) not be liable for (a) any Rent paid more than 30 days in advance or (b) any offsets, claims or defenses which Tenant may have against the previous Landlord. Tenant shall within ten (10) Business Days after request by Landlord or ground lessor, ground lessee, mortgagee or purchaser (in case of attornment), execute and deliver to the requesting party a subordination, non-disturbance and attornment agreement substantially in the form then used by the requesting party, provided that such subordination, non-disturbance and attornment agreement shall not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease unless Tenant agrees to such terms in writing.

29.3  Any ground lessor, ground lessee, mortgagee or purchaser shall be responsible for the return of any security deposit and rent voluntarily paid in advance by Tenant only to the extent the security deposit or rent is received by or credited to such ground lessor, ground lessee, mortgagee or purchaser.

29.4  As used in this Article 29, “mortgage” shall include “trust deed” and “deed of trust” and “mortgagee” shall include “trustee”, “beneficiary” and the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

30.	Defaults and Remedies.

30.1  Events of Default. Each of the following shall constitute an event of default (an “Event of Default”) hereunder:

(a)  If Tenant fails to pay Rent on the date due and such failure continues for a period of five (5) days after Landlord provides notice thereof; or

(b)  If Tenant fails to maintain the insurance required to be maintained by Tenant hereunder; or

(c)  Tenant abandons or vacates all or a portion of the Premises; or

(d)  A Transfer, other than an Exempt Affiliate Transfer or Exempt Corporate Transfer, occurs without Landlord’s consent as provided herein; or

(e)  One of the following credit defaults occurs:

1.  Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts (collectively, “Insolvency Laws”), or seeks appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of Tenant’s property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of ninety (90) days or results in the entry of an order for relief against Tenant which is not fully stayed within thirty (30) days after entry; or

2.  Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; or

3.  Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest or other property or assets; or

(f)  Tenant fails to observe or perform any obligation or covenant contained herein (other than those described in (a) through (e) above) to be performed by Tenant, where such failure continues for a period of fifteen (15) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than fifteen (15) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such fifteen (15) day period and thereafter diligently prosecutes the same to completion; and provided, further, that such cure is completed no later than sixty (60) days after Tenant’s receipt of written notice from Landlord.

No notice of default or notice to quit shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

30.2  Landlord’s Remedies.

(a)  Upon the occurrence of an Event of Default, Landlord may, either:

1.  Termination of Lease. Terminate this Lease and Tenant shall pay to Landlord, upon demand, an accelerated lump sum amount equal to the amount by which Landlord’s commercially reasonable estimate of the aggregate amount of Rent owing from the date of such termination through the scheduled expiration date of the Term, plus Landlord’s commercially reasonable estimate of the aggregate expenses of reletting the Premises (which expenses shall include brokerage fees, unamortized leasing commissions and tenant concessions incurred or estimated to be incurred by Landlord and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs [collectively, “Reletting Costs”]), exceeds Landlord’s commercially reasonable estimate of the fair rental value of the Premises for the same period (after giving effect to the time needed to relet the Premises) both discounted to present value at the rate at which U.S. Treasuries are then yielding for a term closest to the scheduled expiration date of the Term.

2.  Termination of Possession. Terminate Tenant’s right of possession of the Premises without termination of this Lease, re-enter the Premises by summary proceedings or otherwise, expel Tenant and remove all property therefrom, using the level of effort mandated by the laws of the state where the Premises are located to relet the Premises at market rent (it being acknowledged that Landlord shall be permitted to relet any other vacant space in the Building prior to reletting the Premises) and receive the rent therefrom, provided, however, Tenant shall not be entitled to receive any such rent and shall remain liable for the equivalent of the amount of all Rent reserved herein less the avails of reletting, if any, after deducting therefrom the Reletting Costs. Any and all monthly deficiencies so payable by Tenant pursuant to this clause shall be paid monthly on the date herein provided for the payment of Base Rent.

3.  Application of Amounts Owed to Tenant. Apply against any amounts owed by Landlord to Tenant, any amounts then due and payable by Tenant to Landlord.

4.  Right to Cure. Landlord may at its option, but shall not in any event be obligated to, perform any obligation of Tenant under this Lease and, if Landlord so elects, all costs and expenses incurred by Landlord in performing such obligations, together with interest thereon at the Default Rate from the date incurred until paid in full, shall be reimbursed by Tenant to Landlord on demand and shall be considered Rent for purposes of this Lease.

5.  Property. Re-enter, seize and take possession of Tenant’s personal property, fixtures and equipment located at the Premises, all of which shall be deemed abandoned by Tenant and to sell such property at public or private sale.

6.  TI and Alterations. Halt any Tenant Improvements and Alterations and order Tenant’s Contractors, consultants, designers and material suppliers to stop work and cease funding any TI Allowance.

(b)  Additional Landlord Remedies. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after an Event of Default or abandonment by Tenant and recover Rent as it becomes due. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. In addition to the remedies set forth in Section 30.2(a) and in this subsection (b), if Landlord incurs any attorneys’ fees or other costs or expenses in connection with any Event of Default or any act or omission by Tenant that with the giving of notice, the passage of time, or both would constitute an Event of Default, Tenant shall reimburse Landlord upon demand for any such attorneys’ fees or other costs and such reimbursement shall constitute a part of the Rent. Additionally, upon an Event of a Default under Section 30.1(e), Landlord shall be entitled to exercise any and all remedies available to it at law and/or equity, including, without limitation, those available under the Insolvency Laws.

(c)  Landlord Remedies Cumulative. Any and all remedies of Landlord set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

31.          Brokers. Except for Landlord’s Broker, Landlord and Tenant each represents that it dealt with no broker or brokers in connection with the negotiation, execution and delivery of this Lease. Landlord and Tenant shall, and do hereby, agree to indemnify and hold the other harmless from and against any losses, damages, penalties, claims or demands of whatsoever nature arising from a breach of its foregoing representation including reasonable attorneys’ fees and expenses. Landlord shall compensate Landlord’s Broker pursuant to a separate written agreement between Landlord and Landlord’s Broker and, for the avoidance of any doubt, Tenant shall have no obligation to compensate Landlord’s Broker. The representations and indemnifications set forth in this Article 31 shall survive the cancellation or termination of this Lease.

32.           Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in this Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

33.          Limitation of Landlord’s Liability. Landlord’s liability under this Lease is limited solely to Landlord’s equity in the Property, and in no event shall recourse be had to any other property or assets of Landlord or against any property or assets of any member, partner, shareholder, trustee, officer or director of Landlord or its members, partners or shareholders.

34.         Joint and Several Obligations. If Tenant is more than one person, all obligations of Tenant hereunder and under the Work Letter shall be joint and several obligations of each person executing this Lease as Tenant.

35.          Representations. Landlord and Tenant hereby covenant, warrant and represent that: (1) the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with the organizational documents of such party; (2) this Lease is binding upon such party and (3) the execution and delivery of this Lease will not result in any breach of, or constitute a default under any contract or instrument to which it is a party or by which it may be bound.

36.          Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information, plans or other materials provided to Tenant or its employees, agents or contractors pursuant to Article 4 or Article 8 or the Work Letter confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any of Tenant’s confidential information, including, but not limited to, financial information, records and information furnished by Tenant to Landlord in connection with this Lease. Notwithstanding the foregoing, confidential information under this Article 36 may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws, Securities and Exchange Commission (SEC) regulations, or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers, lenders and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Article 36 or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Article 36.

37.	Notices.

All notices and demands, consents, approvals, requests, or other commitments required or permitted to be given under this Lease shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, or by Federal Express or similar generally recognized overnight courier regularly providing proof of delivery, addressed to the parties as set forth in the Summary of Terms (subject to the right of any party to designate a different address for its receipt of notices hereunder within the 48 contiguous continental United States of America by notice duly given). Any notice so given shall be deemed to have been given as of the first to occur of (i) actual delivery, (ii) if mailed, the second Business Day after being deposited in the U.S. Mails, proper postage prepaid, addressed as provided above, or (iii) if sent by overnight courier, on the first Business Day after being delivered to such courier with all charges for overnight delivery having been prepaid.

38.	Miscellaneous.

38.1  Captions of this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions hereof. Whenever the words “including”, “include”, or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed.

38.2  If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

38.3  All understandings and agreements, oral or written, previously made between the parties are merged into this Lease and this Lease fully and completely expresses the agreement between Landlord and Tenant. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant.

38.4  This Lease, and all disputes arising under or related to this Lease, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia.

38.5  Subject to Articles 28 and 29, the conditions, covenants and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

38.6  Waiver. No failure by either party to exercise, or delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. Any consent or approval given by Landlord in any one instance shall not constitute consent or approval for any subsequent matter.

38.7  In the event of any litigation or arbitration between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred by the successful party therein.

38.8  This Lease may be executed (and, as appropriate, witnessed and/or notarized) by electronic signature process (such as DocuSign), in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and applicable state law, and in one or more counterparts, each of which shall, for all purposes, be deemed an original and fully enforceable as an original. All such counterparts, taken together, shall constitute one and the same agreement even though all of the parties may have not executed the same counterpart of this Lease.

38.9  If, in connection with Landlord’s obtaining financing for the Property, the proposed lender shall request reasonable modification of this Lease as a condition of such financing, Tenant shall not unreasonably withhold or delay its agreement to such modifications so long as such modifications do not materially increase the obligations or materially and adversely affect the rights of Tenant under this Lease.

38.10  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent stipulated herein shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction. Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy in this Lease.

38.11  Time is of the essence of each provision of this Lease.

38.12  WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURTS LOCATED IN THE DISTRICT WHERE THE PROPERTY IS LOCATED, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

38.13  To induce Landlord to enter into this Lease, Tenant agrees that Landlord shall have the right to obtain, review, and approve Tenant’s most recent audited financial statements (published on Tenant’s website (https://Aditxt.com/)) at any time during the Term. Notwithstanding anything to the contrary contained herein, in the event that Tenant’s audited financial statements are no longer published on Tenant’s website, Tenant shall provide its audited financial statements to Landlord throughout the Term, within ten (10) Business Days after receipt of Landlord’s written request. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section 38.13.

38.14 Both Landlord and Tenant shall be excused from performing their obligations or undertakings provided in this Lease, in the event of, but only so long as the performance of any such obligations are prevented or delayed, retarded or hindered by, acts of God, fire, earthquake, flood, explosion, actions of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facility, materials or supplies in the open market, failure of transportation, strikes, lock outs, actions of labor unions, condemnation, requisition, laws, governmental action or inaction, orders of government or civil or military or naval authorities, pandemics and resulting quarantines or any other cause, whether similar or dissimilar to the foregoing, not within their reasonable control of, as applicable, the Landlord or the Landlord Indemnitees, or the Tenant or the Tenant Parties (“Force Majeure”). Notwithstanding anything contained herein to the contrary, neither party shall be deemed, by having entered into this Lease, (i) to know or to be able reasonably to foresee the extent and impact of the COVID-19 pandemic, or (ii) to have assumed the risks associated with the COVID-19 pandemic, and in the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder (other than payment obligations) by reason of the COVID-19 pandemic or any related inability to procure labor or materials or governmental acts, orders, or restrictions, performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. This Section 38.14 shall not apply to any obligation to pay money or perform any financial obligation under this Lease.

38.15  Tenant represents and warrants that it is not and is not acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

38.16  Except as otherwise expressly provided herein, Tenant shall not record or file, or permit to be recorded or filed, a copy of this Lease (or a memorandum thereof) or otherwise disclose the terms of this Lease without first obtaining Landlord’s consent which consent may be granted or withheld in Landlord’s sole discretion.

38.17  Landlord has no duty to provide security for any portion of the Premises and Tenant assumes sole responsibility and liability for the security of itself, its employees, customers and invitees and their respective property, in the Premises. To the extent Landlord provides security to the Common Areas, Landlord does not warrant the efficacy of any such security personnel, services, procedures or equipment. Landlord shall not be responsible for or liable in any manner for failure of any such security personnel, services, procedures or equipment to prevent or control, or apprehend anyone suspected of, personal injury or property damage in, on or around the Property.

38.18  OFAC Certification.

(a)  Tenant represents, warrants and covenants to Landlord that Tenant, its affiliates, and their respective officers, directors, members, partners, shareholders and other equity interest holders are not and will not at any time from the Effective Date through the end of the Term be (1) in violation of any of the Anti-Terrorism Laws (as defined in this Section 38.17), or (2) a Prohibited Person (as defined in this Section 38.17). Tenant further certifies that it has not entered into this Lease, directly or indirectly on behalf of any Prohibited Person or for the purpose of effecting any act that would violate the Anti-Terrorism Laws.

(b)  “Anti-Terrorism Laws” shall mean any federal law, regulation, rule or order relating to terrorism or money laundering that may now or hereafter be in effect, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, any regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) related to Specially Designated Nationals and Blocked Persons that may now or hereafter be in effect, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) as amended, International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Bank Secrecy Act, the Trading with the Enemy Act, and the International Emergency Economics Powers Act and the rules and regulations promulgated under such acts.

(c)  “Prohibited Person” shall mean any person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person, group or entity or nation named by any Executive Order or the United States Treasury Department as a “specially designated national and blocked person”, or a terrorist on the then most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list.

38.19  Deed of Lease. Landlord and Tenant acknowledge and agree that this Lease is intended to be a Deed of Lease for all purposes under Virginia law.

38.20  Options to Extend Term. Tenant shall have two (2) consecutive options (each, an “Option”) to extend the Term by five (5) years each (each, an “Option Term”) as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

(a)  Base Rent at the commencement of each Option Term shall equal the greater of (x) one hundred three percent (103%) of the then-current Base Rent and (y) the then-current fair market value for comparable office and laboratory space in the Metropolitan Area of comparable use, age, quality, level of finish and proximity to amenities and public transit (“FMV”), and in each case shall continue to be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent. Tenant may, no more than three (3) months prior to the last date on which Tenant may exercise the Option, request Landlord’s estimate of the FMV for the next Option Term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV and, if not, shall specify Tenant’s proposed FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (i) the size of the Premises, (ii) the length of the Option Term, (iii) rent in comparable buildings in the relevant market, (iv) Landlord shall have no obligation to make improvements, decorations, repairs, or alterations to the Premises for the Option Term and FMV for the Option Term shall not be reduced either (aa) by reason of such fact, (bb) to take into account any rental concession whatsoever (including, but not limited to, rent abatements, allowances for moving expenses, lease assumptions, or other concessions), or (cc) to take into account the absence of any cost or expense which Landlord would have incurred had the Premises been leased to a person or entity other than Tenant, (v) Tenant’s creditworthiness and (vi) the quality and location of the Building and the Property. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then the FMV shall be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of office and laboratory leasing in the Metropolitan Area or other person mutually agreed to by Landlord and Tenant (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (“JAMS”). Unless otherwise mutually agreed by Landlord and Tenant, the Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of office and laboratory space in the Metropolitan Area and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party, its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The Baseball Arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or the one submitted by Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of the initial Base Rent payable for the applicable Option Term pursuant to the first sentence of Section (a) of this Section 38.20(a). If, as of the commencement date of an Option Term, the amount of Base Rent payable during the Option Term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term, and any discrepancy shall be reconciled between Landlord and Tenant within fifteen (15) days after such determination. After the final determination of Base Rent payable for the Option Term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the applicable Option Term. Any failure of the parties to execute such amendment shall not affect the validity of the Base Rent for the Option Term determined pursuant to this Section 38.20.

(b)  The Options are not assignable separate and apart from this Lease.

(c)  Each Option is conditioned upon Tenant giving Landlord written notice of its election to exercise such Option at least nine (9) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Subsection 38.20(c).

(d)  Notwithstanding anything contained in this Section 38.20 to the contrary, Tenant shall not have the right to exercise an Option during the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction. Any attempted exercise of an Option during a period of time during which Tenant is in default shall be void and of no effect. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of this Subsection 38.20(d).

(e)  Intentionally Omitted.

(f)  Options, once exercised, may not be exercised again.

38.21  Right of First Offer to Lease Additional Space. For so long as Tenant leases and personally occupies all of the Premises originally included under this Lease, and subject to any other parties’ pre-existing rights with respect to Available ROFO Premises (as defined below), Tenant shall have a right of first offer (“ROFO”) as to any rentable premises on the 2nd floor of the Original Building for which Landlord is seeking a tenant (“Available ROFO Premises”). To the extent that (i) Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, (ii) enters into a new lease with such then-existing tenant or subtenant for the space such tenant previously leased, or (iii) is engaged in the initial leasing of any space in the Building, the affected space shall not be deemed to be Available ROFO Premises. In addition, the space leased by Landlord to PPD Development, L.P. in the Building shall not be deemed to be Available ROFO Premises. Tenant’s rights under this Section 38.21 are subject to any existing rights of other tenants in the Building as to the Available ROFO Premises. In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”), specifying the principal terms and conditions of a proposed lease to Tenant of the Available ROFO Premises. If Landlord has submitted a Notice of Marketing in response to a proposal from a third party for the lease of premises which includes all or a portion of the Available ROFO Premises and other space in the Building, Tenant’s exercise of its ROFO is conditioned on Tenant’s agreement to take all the space which is the subject of such proposal which space shall thereafter be included in the definition of Available ROFO Premises.

(a)  Within fifteen (15) days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises on the terms and conditions set forth in the Notice of Marketing. If Tenant fails to notify Landlord of Tenant’s election within such fifteen (15) day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

(b)  If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises on the terms and conditions set forth in the Notice of Marketing (“Tenant’s Acceptance”), then Landlord shall lease to Tenant and Tenant shall lease from Landlord the Available ROFO Premises on the terms and conditions set forth in the Notice of Marketing and, to the extent not inconsistent therewith, the terms contained in this Lease, provided, however, that, notwithstanding the terms and conditions contained in the Notice of Marketing, Tenant shall be required to lease the Available ROFO Premises for a term equal to the longer of the remainder of the then-current Term of this Lease or the term specified in the Notice of Marketing.

(c)  If (i) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, (ii) Tenant fails to notify Landlord of Tenant’s election within the fifteen (15)-day period described above or (iii) Landlord and Tenant do not execute a new lease amendment to this Lease for the Available ROFO Premises within thirty (30) days after Tenant’s Acceptance, then Landlord shall have the right to consummate a lease of the Available ROFO Premises specified in the Notice of Marketing on any terms and conditions that Landlord deems acceptable. If Landlord does not lease such Available ROFO Premises within one hundred eighty (180) days after Tenant’s election (or deemed election) not to lease the Available ROFO Premises, then the ROFO shall be fully reinstated, and Landlord shall not thereafter lease such Available ROFO Premises without first complying with the procedures set forth in this Section 38.21.

(d)  Notwithstanding anything in this Section 38.21 to the contrary, Tenant shall not exercise the ROFO during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default shall be void and of no effect. The period of time within which Tenant may exercise the ROFO shall not be extended or enlarged by reason of Tenant’s inability to exercise the ROFO while in default.

(e)  Tenant may only exercise its ROFO if, at the time of Tenant’s exercise of said right, at least three (3) Lease Years remain in the Term and the initially named Tenant occupies all of the Premises for the Permitted Use.

(f)  Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFO, except to the assignee or transferee under an assignment or transfer of Tenant’s entire interest in this Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

(g)  If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Available ROFO Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

38.22  Business Days. For purposes of this Lease, “Business Day” or “Business Days” shall mean any day(s) other than a Saturday, Sunday, federal holiday or legal holiday in the Commonwealth of Virginia.

38.23  Insider Trading Compliance; Public Company Status. The parties hereto acknowledge that Tenant is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and that its common stock is quoted on the Nasdaq Capital Market. Landlord also acknowledges that any confidential information provided to Landlord may constitute material non-public information under federal securities laws. Landlord agrees not to use any such material non-public information to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of Tenant’s common stock (or other securities, including, but not limited to, warrants, options or other forms of convertible securities outstanding or other rights to acquire such securities) to the extent prohibited by Applicable Laws.

38.24  Equipment Moving Allowance. Landlord shall provide Tenant with an allowance in the amount of Thirty Thousand Dollars ($30,000.00) (the “Moving Allowance”) for the payment of invoices associated with the “window delivery” of equipment to and removal of equipment from the Premises, including but not limited to the costs of obtaining permits and insurance for the Original Building and equipment necessary for such delivery or removal (collectively, “Moving Expenses”). Any Moving Expenses incurred by Tenant in excess of the Moving Allowance for the applicable Term shall be borne by Tenant. Tenant shall obtain Landlord’s consent, which shall not be unreasonably withheld, conditioned, or delayed, prior to scheduling an equipment move and, as necessary, Landlord shall notify other tenants in the Building of the scheduled equipment move. Tenant shall present invoices for Moving Expenses to Landlord for reimbursement and Landlord shall reimburse Tenant for such invoices within thirty (30) days of receipt. Tenant agrees to move equipment through the existing dumbwaiter serving the Premises when possible and to only use “window delivery” where the dumbwaiter is not capable of moving the equipment to or from the Premises. Tenant shall have until the last day of the Initial Term to expend and request from Landlord any unused portion of the Moving Allowance, after which date Landlord’s obligations under this Section 38.24 shall expire.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Lease as of the Effective Date.

TENANT:

ADITX THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Amro Albanna
Name:	Amro Albanna
Title:	Chief Executive Officer
Date:	May 4, 2021

LANDLORD:

LS BIOTECH EIGHT, LLC, a
Delaware limited liability company

By:	/s/ Jim Mendelson
Name:	Jim Mendelson
Title:	Authorized Signatory
Date:	May 4, 2021

EXHIBIT A-1

THE LAND

EXHIBIT A-2

THE PREMISES

EXHIBIT B

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 4th day of May, 2021, by and between LS BIOTECH EIGHT, LLC, a Delaware limited liability company (“Landlord”), and ADITX THERAPEUTICS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated of even date herewith (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises described in the Lease. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Steve Zullo as the person authorized solely to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter. Landlord’s Authorized Representative’s email address is steve.zullo@wexfordscitech.com. Only an officer of Landlord is authorized to sign any amendments to this Work Letter or the Lease or to waive any provisions of the Work Letter or the Lease. Landlord, from time to time, may change Landlord’s Authorized Representative upon one (1) Business Day’s prior written notice to Tenant (with a copy of such notice to Tenant’s Representative).

(b) Tenant designates Kent Butler (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Tenant’s Authorized Representative’s email address is kbutler@jamesriverelectric.com. Only an officer of Tenant is authorized to sign any amendments to this Work Letter or the Lease or to waive any provisions of the Work Letter or the Lease. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) Business Day’s prior written notice to Landlord (with a copy of such notice to Landlord’s Representative).

1.2. Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within five (5) Business Days after delivery to Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3. Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, consultants, design team, general contractor, subcontractors and material suppliers responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, and Landlord, at its election, may participate in and/or review the competitive bid process. Landlord may refuse to approve any architect, engineering consultants, consultants, design team, general contractor, subcontractors and material suppliers that Landlord reasonably believes are not financially credit worthy given the expected cost of the Tenant Improvements, are not sufficiently experienced in performing work of the nature of the Tenant Improvements, that could cause labor disharmony, or any other reasonable reason. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord.

2. Tenant Improvement Design

2.1. Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) Business Days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. If Landlord objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval. Landlord’s approval of or objection to the revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing. The iteration of the Draft Schematic Plans that is approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.” If the Tenant’s architect prepares any additional plans prior to the preparation of Construction Documents (as defined below) (e.g., design development documents or partial construction documents) (“Additional Plans”), Tenant shall provide such plans to Landlord for review and the provisions regarding Landlord’s review and approval of Draft Schematic Plans shall apply to such Additional Plans.

2.2. Construction Documents. Tenant shall prepare final plans, specifications and finish schedules for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (defined below). Such plans and specifications shall be compatible with the design, construction and equipment of the Building, comply with all Applicable Laws, show complete mechanical, electrical, plumbing and HVAC, and contain all partition locations, plumbing locations, air conditioning systems and ductwork, electrical submeters, special air conditioning requirements, reflected ceiling plates, signage and all specialty equipment. As soon as such final plans, specifications and finish scheduling (“Construction Documents”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval. Such Construction Documents shall be approved or disapproved by Landlord within ten (10) Business Days after delivery to Landlord. If the Construction Documents are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Documents, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Documents. Promptly after the Construction Documents are approved by Landlord and Tenant, two (2) copies of such Construction Documents shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Documents to all appropriate Governmental Authorities for approval. The Construction Documents so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3. Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change” and, collectively, “Changes”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements (in the case of Tenant, to the extent the Total Construction Costs, inclusive of the costs of the Change, exceed the TI Allowance) as a result of such Change; provided, however, Tenant shall be responsible for the cost of any Changes requested by Landlord which are required to cause the Tenant Improvements to comply with Applicable Laws. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, provided, however, Tenant shall not have the right to approve (and Tenant shall perform) Changes requested by Landlord which are required to cause the Tenant Improvements to comply with Applicable Laws. The non-requesting party shall have five (5) Business Days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request.

2.4. Preparation of Estimates. Tenant shall, before proceeding with any Change, prepare as soon as is reasonably practicable (but in no event more than five (5) Business Days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) Business Days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

3. Construction and Completion of Tenant Improvements.

3.1. Before commencing any Tenant Improvements, Tenant (a) shall give Landlord at least fifteen (15) days’ prior written notice of the proposed commencement of such work and the names and addresses of the persons supplying labor or materials therefore so that Landlord may enter the Premises to post and keep posted thereon and therein notices or to take any further action that Landlord may reasonably deem proper for the protection of Landlord’s interest in the Property and (b) shall, if required by Landlord, secure, at Tenant’ sole cost and expense, a completion and lien indemnity bond satisfactory to Landlord for such work.

3.2. Tenant, at its sole cost and expense (except for the TI Allowance), shall perform and complete the Tenant Improvements in all respects (a) in conformance with the Approved Plans, (b) in accordance with the Lease, including Article 4 and Article 22 of the Lease and the Construction Rules attached hereto as Exhibit B-2; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter or the Construction Rules and Article 16 of the Lease, the terms of this Work Letter and the Construction Rules shall govern, and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. Any work performed on the Premises, the Building or the Property by Tenant or Tenant’s contractors shall be done at such times and in such manner and subject to such additional reasonable requirements as Landlord may from time to time designate. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than those that are typical for the Building. Tenant shall take, and shall cause its contractors to take, all commercially reasonable steps to protect the Premises, the Building, and other Building occupants during the performance of the Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenant’s components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities. Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times and shall take all commercially reasonable steps to minimize any disruption or disturbance of the use and enjoyment of the Common Areas and the Building by other occupants thereof.

3.3. Prior to entering upon the Premises, Tenant shall have furnished to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 22 of the Lease and the Work Letter are in effect and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent and Tenant’s Pro Rata Share of Operating Expenses. Prior to commencing construction of the Tenant Improvements, (a) Landlord shall have approved Tenant’s Construction Documents for the Tenant Improvements, (b) Tenant shall have delivered to Landlord a copy of the building permit and all other permits needed for the construction of the Tenant Improvements, and (c) Landlord shall have performed such core and shell work that Landlord believes needs to be performed before construction of the Tenant Improvements commences.

3.4. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter or the Lease, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts, the same shall be considered Rent.

3.5. The Tenant Improvements shall be deemed completed at such time as (A) Tenant shall furnish to Landlord evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the architect’s, general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by Tenant’s architect, the general contractor and anyone else with whom Tenant has contracted for the work, together with a statutory notice of completion from the general contractor), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien, (iv) no security interests relating to the Tenant Improvements are outstanding, and (v) all certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a final and unconditional certificate of occupancy for the Premises for the Permitted Use) have been issued, and (B) Tenant shall have delivered to Landlord (w) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (x) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (y) complete “as built” drawing print sets, Property specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ and other warranties (including an assignment thereof to Landlord), operation and maintenance manuals and the like. Within sixty (60) days after Substantial Completion of the Tenant Improvements, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect thereto, together with supporting documentation reasonably acceptable to Landlord. In addition to any deliveries required under the Work Letter upon Substantial Completion, Tenant shall deliver to Landlord the Completion Deliverables. The terms “Substantially Completed” or “Substantial Completion” shall be deemed to have occurred for all purposes under the Lease when Landlord obtains a temporary or permanent certificate of occupancy for the Premises or other local equivalent provided by the applicable Governmental Authority, or a certificate of substantial completion by Landlord’s architect.

4. Intentionally Omitted.

5. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused solely by Landlord’s gross negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. TI Allowance

6.1. Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Budget”) and the Approved Plans. Prior to Landlord’s approval of the Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance, or for any costs to which the TI Allowance may not be applied as set forth in the Lease.

6.2. Fund Requests. Upon submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance requested and a schedule of the permitted Total Construction Costs to be funded with such request, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, (d) unconditional lien releases from the architect, engineer, general contractor and each subcontractor and material supplier with respect to all previous payments made by either Landlord or Tenant for the Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws, and (e) conditional lien releases from the architect, engineer, general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and all of the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant, the amount of Total Construction Costs set forth in such Fund Request. Each disbursement of the TI Allowance shall be subject to a 10% retainage. Such retainage will be released upon satisfaction of the conditions for the final disbursement of the TI Allowance as set forth herein. However, retainage due to a subcontractor or a material supplier may be released upon completion of such subcontractor’s work or complete delivery from such material supplier so long as the conditions for final disbursement set forth herein are satisfied with respect to such labor or materials. Notwithstanding anything to the contrary in this Work Letter or the Lease, Landlord shall not be required to disburse more than Two Hundred Sixty-Nine Thousand Dollars ($269,000.00) of the TI Allowance in the twelve (12) month period following the Commencement Date.

6.3. Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the last Business Day of each month until the Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of that month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of that month, and (e) the date of Substantial Completion of the Tenant Improvements. In addition to the foregoing, Tenant shall from time to time provide to Landlord and cause its architect, engineer and general contractor to provide to Landlord, such information as Landlord may require as to the Total Construction Costs incurred to date (but not yet included in a Fund Request) in the design and construction of the Tenant Improvements.

7. Miscellaneous.

7.1. Other Work. This Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless an amendment or supplement to the Lease expressly provides otherwise.

7.2. Notices. Except as otherwise expressly provided in Section 1.1(a) and (b) of this Work Letter, all notices given pursuant to this Work Letter may be given by and to Landlord’s Authorized Representative and Tenant’s Authorized Representative, as applicable, by electronic mail to the addresses set forth in Section 1 of this Work Letter.

8. Cooperative Workforce.

(a) As part of or in connection with any work, improvements or construction performed by, for, on behalf of or at the request of Tenant with respect to the Premises, Tenant shall take no action or make any omission or permit any action or omission to occur that would result in any work stoppage, picketing, labor disruption, dispute or unrest, or any interference with the work or business of Landlord, or any tenant, occupant or other user of the Building (or any part thereof), or with the rights and privileges of any customer, guest, invitee or other person(s) lawfully in and upon the Building (or any part hereof) (all of the aforesaid, “Labor Disputes”). In connection with the foregoing, Tenant agrees to engage the services of (and Tenant shall require its separate contractors and subcontractors to employ) only such contractors, subcontractors and labor as will work in harmony and without causing any Labor Dispute with each other, with Landlord’s and/or Tenant’s contractors and subcontractors or with the contractors or subcontractors of all others working in or upon the Property or any part thereof. Furthermore, only architects, engineering consultants, consultants, general contractors, subcontractors and material suppliers who have been duly licensed by the authority having jurisdiction over the appropriate profession or trade and which have been approved in writing by Landlord may perform any portion of any improvements in or upon the Premises.

(b) Indemnity. Tenant agrees to indemnify, save, defend, (at Landlord’s option and with counsel reasonable acceptable to Landlord) and hold harmless the Landlord’s indemnitees, the Contractor and Landlord’s other contractors and subcontractors from and against any and all claims resulting from any Labor Disputes, or in connection with the rights and privileges of any customer, guest, invitee, or other person(s) lawfully in and upon the Building (or any part thereof), to the extent caused or exacerbated by any actions or omissions of Tenant.

(c) Landlord and Tenant acknowledge that minority business enterprise (“MBE”) and women’s business enterprise (“WBE”) requirements may be applicable to construction of the Tenant Improvements. Tenant will comply with such MBE/WBE requirements as do apply, and will document the degree to which MBE/WBE percentages are achieved as required. Tenant acknowledges that MBE/WBE requirements may have an impact on the cost of the Tenant Improvements.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

LS BIOTECH EIGHT, LLC, a
Delaware limited liability company

By:
Name:
Its:

TENANT:

ADITX THERAPEUTICS, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT B-1

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant’s Contractors performing any Alterations or Tenant Improvements (collectively, “Tenant Work”) to purchase and maintain such insurance consistent with the requirements set-forth herein, whether such Tenant Work is completed by Tenant or by Tenant’s Contractors or by any person directly or indirectly employed by Tenant or Tenant’s Contractors, or by any person for whose acts Tenant or Tenant’s Contractors may be liable. All of Tenant’s Contractors, including subcontractors, shall carry the same coverages and limits and name the same additional insureds as specified herein, unless different limits are reasonably approved by Tenant and Landlord.

I.	Tenant’s Contractors’ Insurance

Tenant shall cause Tenant’s Contractors to maintain insurance in compliance with the conditions set forth herein, unless otherwise expressly authorized in writing by Landlord.

1.	Types of Claims. Tenant’s Contractors shall maintain insurance as shall protect against the types of claims set forth below which may arise out of or result from any Tenant Work:

a.	Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.

b.	Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law.

c.	Claims for damages because of bodily injury, or death of any person other than Tenant’s or Tenant’s Contractors’ employees.

d.	Claims for damages insured by personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or Tenant’s Contractors or (b) by any other person.

e.	Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

f.	Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle, including non-owned liability.

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2.	Limits of Liability: Tenant’s Contractors shall maintain Commercial General, Automobile, Employers and Umbrella/Excess Liability Insurance for not less than limits of liability as follows:

a. Commercial General Liability: Bodily Injury, including death, and Property Damage

Commercially reasonable amounts, but in any event no less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) project-specific general aggregate, One Million Dollars ($1,000,000) personal and advertising injury, and Two Million Dollars ($2,000,000) products and completed operations aggregate.

b. Commercial Automobile Liability: Bodily Injury, including death, and Property Damage	One Million Dollars ($1,000,000) per accident

c. Workers’ Compensation and Employer’s Liability:	Workers’ Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers’ Liability insurance with limits of not less than the following: One Million Dollars ($1,000,000) bodily injury each accident; One Million Dollars ($1,000,000) bodily injury due to disease each employee; One Million Dollars ($1,000,000) bodily injury due to disease policy limit. Contractor’s policies shall be endorsed to waive subrogation against Tenant, Landlord, and the Landlord Parties.

d. Umbrella/Excess Liability: Bodily Injury and Property Damage	Umbrella/excess liability, written on an occurrence form, with commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than: (i) Five Million Dollars ($5,000,000) per occurrence with a Five Million Dollar ($5,000,000) annual aggregate for a project with a total cost less than $750,000.00, and (ii) Ten Million Dollars ($10,000,000) per occurrence with a Ten Million Dollar ($10,000,000) annual aggregate for a project with a total cost of $750,000.00 or greater. Umbrella/excess liability insurance limits for subcontractors shall be determined by the general contractor within its reasonable discretion pursuant to each subcontractor’s operations.

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3. Additional Insureds: Tenant, Landlord and the Landlord Parties (the “Required Additional Insureds”) shall be named as additional insureds on a primary and non-contributory basis under all the Tenant’s Contractors’ Commercial General Liability, Commercial Automobile Liability, Contractors Pollution Liability (if applicable) and Umbrella/Excess Liability Insurance policies for both ongoing and completed operations as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of Tenant’s Contractors.

4. Primary and Noncontributory: All insurance coverage maintained by Tenant’s Contractors pursuant to this Lease shall be primary to, and not seek contribution from, any other insurance maintained by the Required Additional Insureds.

5. Waiver of Subrogation: To the fullest extent permitted by law, Tenant’s Contractors and their insurer(s) shall provide waivers of subrogation in favor of the Required Additional Insureds with respect to any claims covered, or that should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder, with respect to Claims arising out of or in connection with the Tenant Work.

6. CGL Insurance: Tenant’s Contractors’ CGL insurance required herein shall be written on the most recent version of ISO form CG 00 01, or its equivalent, and shall cover bodily injury, property damage, and personal & advertising injury liability arising from Tenant’s Contractor’s operations, premises, and products-completed operations.

a. Tenant’s Contractor’s CGL Policy must include:

i.	Electronic Data Liability endorsement ISO CG 04 37 04 13, or equivalent;

ii.	Designated Construction Projects General Annual Aggregate Limit Endorsement, ISO CG 25 03 05 09, or equivalent;

iii.	If a crane or lift will be used in connection with the Tenant Work, Tenant’s Contractor shall cause the applicable crane or lift operator to maintain a “riggers liability” endorsement with coverage in an amount not less than the replacement cost of the property to be lifted, hoisted, and/or moved.

b. Tenant’s Contractor’s CGL policy shall not include:

i.	Any exclusion or limitation for the perils of X (excavation), C (collapse), & U (underground property damage) if the Tenant Work involves XCU risks. By way of illustration and not limitation, the policy shall not contain ISO CG 21 42 or ISO CG 21 43 (only applicable to contractors performing work with an XCU risk);

ii.	Any exclusion or limitation for work performed on your behalf by a subcontractor. By way of illustration and not limitation, the policy shall not include ISO CG 22 94 or ISO CG 22 95;

iii.	Any limitation or exclusion to the standard Commercial General Liability policy definition of “Insured Contract.” By way of illustration and not limitation, the policy shall not include ISO CG 21 39;

iv.	Any limitation on the “Separation of Insureds” clause contained in Section IV of CG 00 01 14 13, nor shall it include any “Insured vs. Insured” exclusion;

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v.	Any endorsement or limitation that would preclude the policy from providing additional insured coverage on a primary and noncontributory basis as respects Landlord and Landlord Parties;

vi.	Any modification of the definition of “personal and advertising injury” in CG 00 01 04 13;

vii.	Any exclusion or limitation that would preclude the policy from responding to “third-party action-over” claims. By way of illustration and not limitation, the policy shall not exclude liability for bodily injury to an employee assumed under an insured contract;

viii.	Any exclusion or imitation related to an Exterior Insulation and Finish System (“EIFS”), if such a system will be incorporated into the Tenant Work. By way of illustration and not limitation, the policy shall not include ISO CG 21 86 (only applicable to contractors performing work relating to an EIFS);

ix.	Any exclusion or limitation for unmanned aircraft (e.g. drones), if such devices will be utilized as part of the Tenant Work. By way of illustration and not limitation, the policy shall not include ISO CG 21 09 (only applicable to contractors using unmanned aircrafts);

x.	Any exclusion or limitation for subsidence or earth movement.

7. Cancellation/Non-Renewal: All insurance policies procured pursuant to the Lease shall contain a provision that coverages afforded under the policies shall not be cancelled, not renewed, or materially changed until at least thirty (30) days’ prior written notice has been given to the Landlord, except ten (10) days for non-payment of premiums, or if the carriers are unwilling or unable to provide such notice, Tenant shall (and shall cause Tenant’s Contractors to) provide written notice to Landlord in accordance with this Section.

8. Proof of Insurance: Certificates of insurance with all required additional insured endorsements attached thereto shall be filed with Landlord’s property manager and Landlord by tenant prior to the commencement of any Tenant Work and prior to each renewal.

9. Completed Operations: Coverage for completed operations (general liability and umbrella/excess liability) must be maintained for the applicable statute of repose following completion and acceptance by Tenant of the Tenant Improvements and certificates evidencing this continuation of coverage must be provided to Landlord’s property manager and Landlord upon request.

10. Insurer Rating: All policies of insurance maintained by Tenant’s Contractors pursuant to this Lease shall be issued by carriers, at all times maintaining an A.M. Best’s rating of A- VII or better, acceptable to Landlord in its reasonable discretion and authorized to do business in the state in which the Premises is located.

11. Claims-Made Policies: Any insurance coverages required by this Lease for Tenant Work that are written on a claims-made policy form shall comply with Section 22.2.

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12. Tenant’s Contractor’s Property: Landlord Parties shall have no responsibility for theft, damage or loss of any kind to any tools or equipment, including any personal property that is owned, leased, rented, or used by the Tenant’s Contractor or its employees, independent contractors or subcontractors while on the Premises or in transit to or form the Premises. Tenant’s Contractor, its employees, independent contractors or subcontractors shall waive subrogation and all rights of recovery against and in favor of Landlord and the Landlord Parties related to theft, damage or loss of any kind to any tools, equipment or personal property they own, use, rent or lease.

13. Professional Liability: All contractors or subcontractors providing architectural, engineering and design services shall maintain Professional Liability (errors and omissions) coverage with limits of not less than Two Million Dollars ($2,000,000) each claim with a Two Million Dollars ($2,000,000) annual aggregate. If such coverage is written on a claims-made basis, then it shall comply with Section 22.2. Tenant shall cause each such architect, engineer and design contractor or subcontractor to maintain the required Professional Liability coverage in compliance with Exhibit B-1, Section I(9).

14. Contractors Pollution Liability: If Tenant’s Contractor’s work involves the handling or removal of asbestos or other Hazardous Materials (as determined by Landlord in its sole and absolute discretion), such Contractor shall also carry Contractors Pollution Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is prior to when the Tenant Work begins. Coverage shall be maintained with limits of not less than One Million Dollars ($1,000,000) per incident with a Two Million Dollar ($2,000,000) policy aggregate. Contractor shall maintain coverage for completed operations in compliance with Exhibit B-1, Section I(9).

15. Builders Risk: At all times during the period beginning with commencement of construction by Tenant of any Tenant Improvements or Alterations and ending with final completion of Tenant Improvements or Alterations, Tenant shall maintain, or cause to be maintained (in addition to all other insurance required of Tenant pursuant to the Lease), builder’s risk insurance or coverage under Tenant’s property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such coverage shall, on a completed values basis for the full insurable value (including hard costs, soft costs, and delay in completion/loss of income costs) at all times, insure against loss or damage by fire, flood, earthquake/earth movement, terrorism, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “All-Risk” or “Special Form” form, including permission for early occupancy, upon all Tenant Improvements or Alterations. Coverage for flood and earthquake/earth movement may be sub-limited, subject to Landlord’s approval. Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Such insurance shall contain an express waiver of any right of subrogation and waiver of all rights of recovery by the insurer and insured against Landlord and the Landlord Parties, and shall name Landlord, any mortgagee of Landlord and any other party designated by Landlord as loss payees as their interests may appear. Such insurance shall provide business interruption coverage with limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months’ extended period of indemnity. Such insurance shall not be subject to a deductible or self-insured retention greater than $50,000.00.

16. Insurance Coverage Limits: Landlord may, at its reasonable discretion but not more than once every five years, require minimum insurance policy limits to be maintained by Tenant’s Contractors to be increased.

II. Tenant’s Contractor Indemnity

1. General Indemnification: Tenant shall include within its contract a clause requiring that Tenant’s Contractors protect, defend, indemnify, release and hold harmless the Required Additional Insureds from and against any and all Claims arising out of or in connection with Tenant’s Contractors’ performance of Tenant Work, provided, however, that no Required Additional Insured shall have the right to be indemnified hereunder to the extent that such Claims have resulted from the gross negligence or willful misconduct of any Required Additional Insured.

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EXHIBIT B-2

CONSTRUCTION RULES

The following rules and regulations are to be considered standard operating procedures for any of Tenant’s Contractors and their employees or independent contractor working in the Building.

1. Construction personnel are only allowed in passenger elevators at times coordinated with the Property Manager. In addition, during the month of May 2021 only, Construction personnel will be permitted to utilize the freight elevator located in the adjacent premises at times coordinated with the Property Manager. For the avoidance of any doubt, after May 31, 2021, Tenant shall not be permitted to utilize the freight elevator.

2. No construction personnel will congregate in the Common Areas at any time. All personnel shall enter and exit through the service area.

3. No eating and drinking is allowed in the Building except in the work areas, Tenant’s Contractor’s office, if any, or areas specifically designated by the Property Manager.

4. No radios are allowed between the hours of 7:00 a.m. and 7:00 p.m. After hours, no loud music is allowed. Doors to spaces under construction shall be maintained closed at all times.

5. When working in the Common Areas, the Tenant’s Contractor shall maintain the area in clean safe manner. The Tenant’s Contractor shall not interfere, disturb, fraternize or interrupt any other occupant’s premises or use.

6. Proper conduct / dress code is expected and mandated of any Tenant’s Contractor. Anyone violating these requirements will be asked to leave the Building and no future access to the Building will be granted to such individual.

7. No construction personnel are allowed in Common Area bathrooms. One restroom will be designated by the Property Manager for construction personnel use. This restroom must be kept clean and orderly by the Tenant’s Contractor on a daily basis.

8. Areas under construction, as well as storage areas and all unoccupied areas, are to be kept clean and in an orderly fashion on a daily basis.

9. All material deliveries to occupied floors are to be done before 7:00 am or after 7:00 p.m. Adequate covering must be placed on all doors, floors and walls for protection. Hard surface flooring must be covered with plywood or Masonite. The elevators will be provided for the use of construction personnel and for deliveries of materials and equipment as described in Section 1 above, and must be coordinated with the Property Manager. Large deliveries of materials must be scheduled 48 hours in advance with the Property Manager. Operator and security charges will be applicable for off-hours deliveries. After hours use of elevators requires written permission by the Property Manager. Any damage to the elevators or any other portion of the Building caused by Tenant’s Contractor will be repaired at Tenant’s sole cost and expense.

10. All construction debris on occupied floors with areas under construction must be removed from the Building (and vacuumed if necessary) (corridors, restrooms, lobbies, stairwells, electrical and mechanical rooms) on a daily basis and the work area left “Broom Clean”.

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11. The Building is a designated non-smoking building and smoking is not permitted anywhere in the Building including stairwells and restrooms.

12. No alcoholic beverages, illegal drugs, or firearms are permitted in the Building or its grounds.

13. Tenant’s general contractor shall:

A. Provide daily project supervision to assure compliance with the construction schedule and the proper management of its progress. The superintendent/project manager shall be solely responsible for all coordination with the Property Manager and for the conduct of all employees.

B. Comply and cause all subcontractors to comply with these rules and regulations.

C. Coordinate meetings with Tenant, Tenant’s architect and the Property Manager (and Landlord, at Landlord’s option) to discuss the progress of the work and to address any problems.

D. Prior to the commencement of construction, submit a complete list of its subcontractors, suppliers and an organizational chart listing the personnel responsible for the project.

E. In connection with any work that impacts the HVAC or if otherwise deemed necessary by Landlord, submit a complete test and balance report from an independent contractor (3 signed and sealed copies) for the HVAC, and is responsible for the calibration of the thermostats and adjustment of the min./max.

F. Submit copies of (i) the building permit before the start of any work that requires a permit, and (ii) the permanent certificate of occupancy when the project is completed. Also provide “As Built” drawings, copies of all warranties, guarantees and service manuals.

G. Prior to the commencement of construction, submit insurance certificates in accordance with the Lease and Exhibit B-1.

H. Prior to the commencement of construction, submit copies of all required licenses needed to work in the state, county and city.

14. No building materials and/or equipment are to be stored in the service corridors, loading dock, lobby area or other Common Areas at any time. Tenant and Tenant’s Contractor may only use those staging areas, if any, approved by the Property Manager.

15. Tenant’s Contractors and suppliers shall not use the loading dock plaza area for parking. They must coordinate with the Property Manager for loading and unloading of tools, equipment, and materials.

16. Tenant’s Contractors may not operate air conditioning equipment and units. Prior arrangements for air conditioning must be made with the Property Manager, at the Tenant’s expense.

17. Tenant’s Contractors may not alter, change or interrupt any fire or life safety systems unless approved by the Property Manager. In the event of any approved alteration, change or interruption, Tenant shall cause Tenant’s Contractor to use the FM Global Red Tag System.

18. Tenant’s Contractors will maintain clean and safe-working conditions at all times. Trash removal will be done daily at contractor’s cost, including all labor and dumpster locations are to be approved by the Property Manager.

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19. Tenant’s Contractor will be responsible for precautions and protections to adjacent areas against damage from fire, smoke, welding, or soldering (must be fully supervised) and delivery of materials and equipment. Any damage as a result of the construction must be immediately corrected by the Tenant’s Contractor at its own expense. Any Tenant’s Contractor using an open flame or performing welding shall perform such acts in accordance with the FM Global Hot Work Guidelines and provide a fire watch as required thereby.

20. Tenant’s Contractor shall notify and receive prior written approval from the Property Manager for any request to work after hours by its personnel, subcontractors or any of its agents. A work schedule and names of all those who will be working must be submitted with the request for access afterhours.

21. Work that will disturb or inconvenience other tenants of the Building will not be allowed during working hours of 8:00 a.m. through 6:00 p.m. on normal working days. These shall include, but not be limited to drilling, loud hammering, shooting track or other materials with a percussion cap tool, odor causing material, etc.

22. Tenant’s Contractor may work in the Building from 6:30 a.m. to 6:00 p.m. without the need to make any special arrangements, but with full compliance of all items mentioned above. Off-hours are considered from 6:00 p.m. to 6:30 a.m. the following day and weekends. Tenant’s Contractor may work off-hours (with prior written approval from the Property Manager).

23. Should security be required it will be provided at the Tenant’s Contractor’s own expense and prior arrangements for this service must be made with the Property Manager.

24. No utilities or services to any areas in the Building are to be interrupted without the written approval of the Property Manager. Such approval shall be requested no less than four (4) weeks in advance.

25. Tenant’s Contractor is responsible for providing its employees, subcontractors and suppliers with a copy of these rules and regulations. Full compliance will be enforced and expected.

26. Tenant’s Contractor is responsible for any false fire alarms if the fire department is notified. The cost will be paid by the Tenant.

27. All fire alarm certifications must be done after 7 p.m., at Tenant’s sole cost.

28. Tenant’s Contractor is required to install and replace (weekly) a MERV-8 pre-filter that covers the return air duct without gaps to the base building HVAC unit on the construction floor, if applicable, and must coordinate with the Property Manager.

29. Penetration locations through the concrete slab must be confirmed in advance with Landlord’s Structural Engineer, and, if needed, x-rayed to confirm proximity to tendons. Penetration and x-ray must be scheduled with the Property Manager. Protection devices must be used. No core drills or penetrations are permitted until they are approved and coordinated with the Property Manager and Landlord’s Structural Engineer. All fees of Landlord’s Structural Engineer are the responsibility of the Tenant.

30. Landlord may waive any one or more of these rules and regulations for the benefit of Tenant or any of Tenant’s Contractors or any other tenant or contractor, but no such waiver by Landlord in any one instance shall be construed as a waiver of such rules and regulations in favor of Tenant or any Tenant’s Contractor or any other tenant or contractor in any other instance, nor prevent Landlord from thereafter enforcing such rules and regulations against any or all of the tenants of the Property, including Tenant. These rules and regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable additional construction rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Property, or the preservation of good order therein. Tenant agrees to abide by these rules and regulations and any such additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these rules and regulations by its Tenant’s Contractor.

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EXHIBIT C

ACKNOWLEDGEMENT OF COMMENCEMENT DATE

AND TERM EXPIRATION DATE

This acknowledgement of commencement date and TERM EXPIRATION DATE is entered into as of [_______], 20[__], with reference to that certain Lease (the “Lease”) dated as of [_______], 20[__], by ADITX THERAPEUTICS, INC., a Delaware corporation (“Tenant”), in favor of LS BIOTECH EIGHT, LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

2.	Tenant accepted possession of the Premises for construction of improvements or the installation of personal or other property on __________________.

3.	In accordance with the provisions of Article 4 of the Lease, the Commencement Date is [_______], 20[__], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [_______], 20[__].

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Acknowledgement as of the date first written above.

LANDLORD:

LS BIOTECH EIGHT, LLC, a
Delaware limited liability company

By:
Name:
Title:

TENANT:

ADITX THERAPEUTICS, INC.,
a Delaware corporation

By:
Name:
Title:

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EXHIBIT D

INTENTIONALLY OMITTED

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EXHIBIT E

LIST OF ADDITIONAL INSUREDS AND INDEMNITEES

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EXHIBIT F

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. No Tenant Party shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building(s) or the Property or use them for any purposes other than ingress or egress to and from the Building(s) or the Property.

2. Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

3. If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord or otherwise expressly approved in writing by Landlord, then Tenant shall promptly remove such curtains, blinds, shades, screens, hanging plants or other similar objects at its sole cost and expense.

4. Deliveries of large items must be scheduled in advance with the Property Manager. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Property. Movement of furniture, office equipment or any other large or bulky material(s) through the Common Area shall be restricted to such hours as Landlord may designate and shall be subject to reasonable restrictions that Landlord may impose.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Property.

6. Tenant shall not use any method of HVAC other than that shown in the Tenant Improvement plans or approved in writing by Landlord.

7. Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Property or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Property (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by any Tenant Party.

9. Tenant shall store all of its trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through the Common Area shall be held in secondary containment devices. Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its trash, garbage and Hazardous Materials. Tenant shall store, use, maintain and dispose of Hazardous Materials in accordance with the provisions of the Lease and all Appropriate Laws. Tenant is encouraged to participate in the waste removal and recycling program in place at the Property.

10. Unless the Permitted Use specifically allows the operation of a restaurant, no cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11. Tenant shall not, without Landlord’s prior written consent, use the name of the Property, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14. Tenant shall not modify any locks to the Premises without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

15. Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

16. Tenant shall not permit any animals in the Building, other than service animals or other animals as required to be permitted under Applicable Laws.

17. Bicycles shall not be taken into the Building(s) (including the elevators and stairways of the Building) except into areas designated by Landlord. Hoverboards are not permitted in the Building or on the Property.

18. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

19. Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

20. Smoking is prohibited on the Property and in the Building.

21. The Building’s hours of operation are currently 8:00 AM to 6:00 PM, Monday through Friday, and 8:00 AM through 1:00 PM on Saturdays. Tenant and its employees shall have access to the Premises 24/7/365.

22. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

23. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Property for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Property, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable additional rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Property, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any such additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by all Tenant Parties.

EXHIBIT G

Reserved

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EXHIBIT H

Tenant’s Insurance Requirements

(a) Commercial General Liability insurance that is at least as broad as the coverage provided by ISO Form CG 00 01 04 13, covering damages because of bodily injury, property damage, and personal & advertising injury, arising out of Tenant’s premises, operations or products-completed operations, with limits of liability of not less than Two Million Dollars ($2,000,000) per occurrence for bodily injury, One Million Dollars ($1,000,000) per occurrence for damage to rented premises, with a Four Million Dollar ($4,000,000) general annual aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein. Such Commercial General Liability insurance shall not be modified with any endorsement that: (1) adds any limitation or exclusion to the standard Commercial General Liability policy definition of “Insured Contract”; or (2) modifies the “Separation of Insureds” clause contained in Section IV of CG 00 01 14 13; or (3) contains an “Insured vs. Insured” exclusion. Tenant’s Commercial General Liability Insurance shall: (1) name the Landlord and Landlord Parties as additional insureds pursuant to ISO additional insured endorsement CG 20 11 or equivalent; and (2) shall provide that any insurance carried by the Landlord and Landlord Parties is excess and non-contributing with Tenant’s insurance. Tenant’s Commercial General Liability Insurance shall be primary and non-contributory as to any damage to other tenants’ premises, alterations or property from Tenant’s action or inaction arising out of or in connection with this Lease, the Premises, or the operations of Tenant on any portion of the Property.

(b) Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired, leased, rented, borrowed, non-owned or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on an occurrence form with combined single limits of not less than One Million Dollars ($1,000,000) per accident for bodily injury (including death) and property damage. Tenant’s Commercial Automobile Liability insurance policy shall: (1) name the Landlord and Landlord Parties as additional insureds; and (2) shall provide that any insurance carried by the Landlord and Landlord Parties is excess and non-contributing with Tenant’s insurance.

(c) Commercial Property insurance covering all Alterations and Tenant’s Property, including business and personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments (each of which may be covered through Tenant’s commercial property insurance or through a separate line of insurance), which may be owned by Tenant and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Alterations or other work performed on the Premises by Tenant, shall name Landlord and Landlord’s current and future mortgagees and ground lessors as loss payees as their interests may appear. Such insurance shall be written on an “All Risk” or “Special Form” of physical loss or damage basis and shall not exclude the perils of fire, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Such insurance shall provide business interruption coverage with limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months’ extended period of indemnity. Such insurance shall not be subject to a deductible or self-insured retention greater than $50,000.00.

(d) Tenant shall provide Workers’ Compensation in compliance with all statutory laws.  Employer’s Liability insurance must be at least in the amount of One Million Dollars ($1,000,000) for bodily injury for each accident, One Million Dollars ($1,000,000) for bodily injury by disease for each employee, and One Million ($1,000,000) bodily injury by disease for policy limit. Tenant’s policies shall be endorsed to waive subrogation against Landlord and Landlord Parties.

(e) Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by the Landlord, on or about the Premises. Such coverage shall be maintained with limits not less than Two Million Dollars ($2,000,000) per incident with a Two Million Dollar ($2,000,000) policy aggregate, and include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, cleanup costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Such pollution legal liability insurance shall: (1) name the Landlord and Landlord Parties as additional insureds; and (2) shall provide that any insurance carried by the Landlord and Landlord Parties is excess and non-contributing with Tenant’s insurance.

(f) Liquor Liability insurance written on a coverage form and with amounts not less than those reasonably acceptable to Landlord for any Tenant event at which alcoholic beverages will be served, sold, or consumed on the Premises. Such liquor liability insurance shall include the Landlord and Landlord Parties as additional insureds on a primary and non-contributory basis.

(g) Umbrella / Excess Liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence with a Five Million Dollar ($5,000,000) annual aggregate, written on a follow-form basis over the required General Liability, Liquor Liability (if required), Auto Liability, Pollution Legal Liability and Employer’s Liability coverages. Such umbrella/excess liability insurance shall: (1) name Landlord and Landlord Parties as additional insureds; and (2) shall provide that any insurance carried by the Landlord and Landlord Parties is excess and non-contributing with Tenant’s insurance.

(h) To the fullest extent permitted by law, Tenant hereby waives all rights of subrogation and recovery against and in favor of Landlord and Landlord Parties for any Claims that are insured (or required to be insured) under Tenant’s insurance policies.

(i) Tenant shall maintain the insurance coverage required under this Lease with carriers at all times maintaining an A.M. Best’s rating of A- VIII or better, acceptable to Landlord in its reasonable discretion, and authorized to do business in the state in which the Premises is located.

(j) Tenant shall provide Landlord with at least than thirty (30) days’ written notice prior to the cancellation, non-renewal, or material alteration of any insurance policy required by this Lease (except for at least ten (10) days’ written notice prior to cancellation due to non-payment of premium).

(k) At least ten (10) days prior to the Commencement Date and within ten (10) days before the expiration of each such policy, Tenant shall provide Landlord with certified copies of the policies or certificates of insurance (in form and substance reasonably acceptable to Landlord), executed by a duly authorized representative of each insurer, showing compliance with the insurance requirements set forth above.

(l) It is expressly agreed and understood that the insurance policies and limits required hereunder, including in Exhibit B-1, shall not limit the liability of Tenant under the Lease, and that Landlord makes no representation that these types or amounts of insurance are sufficient or adequate to protect Tenant’s interests or liabilities, but are merely minimums.

(m) Landlord’s failure to demand certificates of insurance, policies, or endorsements required by the Lease shall not constitute a waiver of any obligations imposed upon Tenant by the Lease, nor shall Landlord’s failure to identify a deficiency in Tenant’s insurance that is provided be construed as a waiver of Tenant’s obligation to maintain such insurance.

(n) At all times during the period beginning with the commencement of construction of any Tenant Work, Tenant shall also maintain Builder’s Risk coverage and cause its contractors and subcontractors to maintain the insurance required in Exhibit B-1.

(o) Tenant shall make commercially reasonable efforts to obtain the insurance coverages provided herein. If Tenant is unable to obtain such coverages, Tenant shall provide Landlord with documentation of same and Landlord agrees to provide a reasonable accommodation.

EXHIBIT I

OPERATING EXPENSES DEFINED

As used in the Lease, the term “Operating Expenses” shall include:

(a) All “Taxes”, defined as all

(i) Government impositions, including property tax costs consisting of real and personal property taxes (including amounts due under any improvement bond upon the Building and the Property (including the parcel or parcels of real property upon which the Building and areas serving the Building are located)) or assessments in lieu thereof imposed by a Governmental Authority;

(ii) taxes on or measured by gross rentals received from the rental of space in the Property;

(iii) taxes based on the square footage of the Premises, the Building or the Property, as well as any utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Property;

(iv) taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises;

(v) any fee for a business license to operate an office and/or research building;

(vi) all assessments, levies, fees or contributions, whether required by law or voluntary, for business improvement districts, district management or community partnerships and/or any “safe streets” program applicable to the Building or the Property, any payment in lieu of taxes, or payments in connection with so-called tax increment financing or similar transactions, personal property taxes, sewer and water rents, rates and charges; and

(vii) any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof.

To the extent that any tenant of the Building is exempt from property taxes or is entitled to a special reduction in property tax and, as a result, property taxes on the Building or the Property are reduced by the assessing authority to reflect such exemption or reduction, then only the tenant(s) entitled to such exemption or reduction shall receive the benefit thereof, and Taxes for all other tenants (including Tenant) shall be computed as if such exemptions or reductions were not in effect; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Property, which shall include, but not be limited to,

(i) costs of repairs and replacements to improvements within the Building and the Property as appropriate to maintain the Building and the Property as required hereunder, including costs of funding such reasonable reserves as Landlord, consistent with good business practice, may establish to provide for future repairs and replacements;

(ii) costs of utilities furnished to the Common Area and the Property;

(iii) sewer fees; cable television; trash collection; cleaning, including windows; HVAC costs;

(iv) maintenance of landscaping and grounds, drives and driveways and ice and snow removal;

(v) maintenance, repair and replacement of the roof;

(vi) security services and devices;

(vii) building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Property;

(viii) license, permit and inspection fees;

(ix) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or the Property systems and equipment;

(x) telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Property;

(xi) ground rent and any administrative fees and other costs due under any ground lease of the Property;

(xii) property management and asset management fees and any other charges payable under the contract therefor;

(xiii) accounting, legal and other professional fees and expenses incurred in connection with the Property;

(xiv) costs of furniture, draperies, carpeting, landscaping supplies, ice and snow removal supplies and equipment and other customary and ordinary items of personal property provided by Landlord for use in Common Area or in the Property office;

(xv) rent or rental value for a commercially reasonable amount of space, to the extent an office used for Building management operations is maintained at the Property, plus customary expenses for such office;

(xvi) capital expenditures;

(xvii) costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Effective Date with Applicable Laws);

(xviii) costs to keep the Property in compliance with, or costs, fees or assessments otherwise required under or incurred pursuant to any CC&Rs;

(xix) insurance premiums, including premiums for commercial general liability, property casualty, earthquake, terrorism and environmental coverages;

(xx) portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies;

(xxi) service contracts; costs of services of independent contractors retained to do work of a nature referenced above;

(xxii) costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Property, its equipment, the adjacent walks, and landscaped areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers, plow truck drivers, handymen; and engineering/maintenance/facilities personnel; and

(xxiii) in the event (and only so long as) the Building is accredited with the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, reasonable administrative reporting costs to retain such rating, costs of operating and maintaining all conference facilities in the Building, reduced by any sums collected for the use of any conference facilities in the Building.

(c) Notwithstanding the foregoing, Operating Expenses shall not include any:

(i) net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Property;

(ii) any leasing commissions;

(iii) expenses that relate to preparation of rental space for a tenant;

(iv) expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing);

(v) legal expenses relating to other tenants;

(vi) costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord;

(vii) interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Property or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense);

(viii) salaries of executive officers of Landlord above the level of senior level property manager;

(ix) depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to exclude from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection (b) above);

(x) costs or expenses incurred in connection with the financing or sale of the Property or any portion thereof;

(xi) costs expressly excluded from Operating Expenses elsewhere in this Lease or that are charged to or paid by Tenant under other provisions of this Lease;

(xii) professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the use, occupancy, operation, maintenance or repair) of the Property;

(xiii) any item that, if included in Operating Expenses, would involve a double collection for such item by Landlord; and

(xiv) operating expenses relating to the Garage (other than Taxes and insurance premiums relating thereto, which are included in Operating Expenses) (the “Garage OpEx Exclusion”).

EXHIBIT J

HazMat Rules

GENERAL LAB GUIDELINES

The followings are preliminary general guidelines set by Landlord for the operation of laboratory space at the Building. Landlord reserves the right to change, amend, add, or delete any part or the whole of these guidelines at any time. Specific guidelines regarding chemical, biological, lab and radiation safety are the responsibility of the Tenant. Each laboratory is required to have a complete Health and Safety Plan and a designated Officer. Tenant must obtain and keep current all necessary permits and licenses from the appropriate governmental authorities.

(a) Acid Disposal: All acid solutions must be disposed only through the designated acid disposal sink in the lab. Absolutely do not pour acid solution in other sinks located in your laboratory or any other sinks in the common labs. An acid/base neutralizer kit (such as baking soda) should be used to clean up small acid or base spills.

(b) Deliveries: A representative of the Tenant must be present to accept and sign for incoming packages. Delivered packages should not be left in Common Area. All deliveries of Hazardous Materials and Regulated Waste must be coordinated with building management.

(c) Dry Ice: Dry ice should not be poured in the sinks as this will cause the sinks to crack. Dry ice also should not be kept in the cold room or any other room with limited air circulation.

(d) Flammables: Flammable substances must be stored in a “flammables cabinet” at all times when not in use. Spills involving flammable or noxious materials should be isolated as quickly as possible. Areas adjacent to affected areas should be notified and evacuated if necessary. Building Management should be notified immediately.

(e) Glass and Sharp Disposals: Broken glass, Pasteur pipettes and sharps must be disposed of in clearly marked containers and not in the regular trash in order to avoid accidents to waste handlers. It is tenant’s responsibility to contract for Glass and Sharp Disposal.

(f) Health and Safety Officer: Each Tenant occupying a lab and performing experiments must develop a health and safety manual and designate a Health and Safety Officer. The Health and Safety Officer will be responsible for training their employees and be accountable for maintaining the safety of all personnel, employees and non-employees of the Tenant, which could be affected by the work of the Tenant. The name of the Health and Safety Officer should be reported to Building Management when newly designated or when replaced. Safety data sheets (SDS) of chemicals and compounds should be kept in a binder, which shall be organized alphabetically or alphabetically by department, at Tenant’s election. The binder should be kept in the same designated space at all times. Tenant will store electronic copies of all items in the SDS binder in a digital repository to which Building Management shall have access.

(g) Radiation Safety: The Tenant is responsible for obtaining a license from the NRC to carry out work with radioisotopes. The use of radioisotopes and compliance with all the rules and guidelines set by the NRC and the Commonwealth of Virginia are the sole responsibility of the Tenant. Upon vacating the Premises, Tenant must remove all radioisotopes as well as radioactive waste from the laboratory and provide Landlord with a “laboratory space decommission statement” from the NRC.

(h) Safety Showers: Safety showers are designed to be activated in the case of an emergency, and will dispense a large volume of water very quickly after being activated. Water from the safety shower will continue to flow automatically until the shower handle is pushed back to deactivate the water flow. In the event of shower activation, an absorbent material should be used to remove excess water. Building Management must be notified immediately after any Safety Shower activation.

(i) Waste Disposal: Disposal of biohazard waste, chemicals, glassware and sharps are the sole responsibility and liability of the Tenant. Landlord will make every effort to obtain a group discount for these services from independent parties. However, the Landlord assumes no liability in ensuring their proper disposal.

(j) Water Spills: In the event of water spills or overflows, an absorbent material should be used to rapidly remove excess water in order to prevent leakage to other floors. Building Management must be notified immediately after any water spill or overflow which may affect adjacent spaces or other floors.

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